As filed pursuant to Rule 424(b)(3) under the Securities Act of 1933

Registration No. 333-184355

PROSPECTUS

$240,000,000

Ameristar Casinos, Inc.

Exchange Offer for All Outstanding

7.50% Senior Notes due 2021

(CUSIP Nos. 03070Q AP6 and U02677 AF6)

for new 7.50% Senior Notes due 2021

that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,

on December 3 2012, unless extended.

We are jointly offering to exchange up to $240,000,000 aggregate principal amount of our 7.5% Senior Notes due 2021 (the “Exchange Notes”) for an equal amount of our outstanding, unregistered 7.5% Senior Notes due 2021 (the “Outstanding Notes”) that were issued on April 26, 2012.  The Outstanding Notes are, and the Exchange Notes will be, part of a single series of 7.5% Senior Notes due 2021 in the aggregate principal amount of $1,040,000,000, of which $800,000,000 were initially issued on April 14, 2011 in a private placement transaction and subsequently exchanged for substantially identical notes (collectively, the “2011 Senior Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”).  The term “2012 Senior Notes” refers to both the Outstanding Notes and the Exchange Notes, and the term “Notes” refers to both the 2012 Senior Notes and the 2011 Senior Notes.  We refer to the offer to exchange the Exchange Notes for the Outstanding Notes as the “exchange offer” in this prospectus.  The Exchange Notes will be identical in all material respects to the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act, and except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.

Material Terms of the Exchange Offer:

•    The exchange offer expires at 5:00 p.m., New York City time, on December 3, 2012, unless extended.

•    Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the Exchange Notes.

•    You may withdraw tendered Outstanding Notes at any time prior to the expiration of the exchange offer.

•    The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•    The exchange of the Exchange Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•    There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Missouri Gaming Commission, the Mississippi Gaming Commission, the Iowa Racing and Gaming Commission, the Indiana Gaming Commission, the Colorado Limited Gaming Control Commission, the Louisiana Gaming Control Board or any other gaming regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete.

Prospectus dated November 2, 2012

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to give any information or represent anything to you about Ameristar, its financial results or this offering other than the information contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by Ameristar.

Ameristar is not making an offer to sell or asking for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. The information in any document incorporated by reference in this prospectus is current only as of the date of any such document. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct — nor do we imply those things by delivering this prospectus or selling securities to you.

WHERE YOU CAN FIND MORE INFORMATION

We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of our filings and any and all of the documents referred to herein, including the registration rights agreement and the Indenture for the Notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Ameristar Casinos, Inc.

3773 Howard Hughes Parkway, Suite 490S

Las Vegas, Nevada 89169

Attn: Corporate Secretary

Telephone: (702) 567-7000

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We incorporate by reference certain information we have filed with the Securities and Exchange Commission (the “SEC”). The information incorporated by reference is an important part of this prospectus. Specifically, we incorporate by reference the documents listed below:

•                Our annual report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012;

•                Our definitive proxy statement filed on April 30, 2012;

•                Our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012;

•                Our quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed on August 8, 2012;

•                Our current reports on Form 8-K, as filed on the following dates: January 19, 2012, March 16, 2012, April 17, 2012, April 20, 2012, April 30, 2012, June 14, 2012 and July 20, 2012.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and on or before the time that our offering of the exchange notes is completed are deemed to be incorporated by reference in this prospectus from the date of filing of such documents or reports, except as to any portion of any future annual, quarterly or current reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent that any statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada 89169, Attention: Corporate Secretary.

NON-GAAP FINANCIAL MEASURES

As presented herein, Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, impairment charges related to fixed and intangible assets, loss on early retirement of debt, pre-opening and rebranding costs, ballot initiative costs, net river flooding expenses and reimbursements and a one-time Black Hawk property tax adjustment. Adjusted EBITDA is a commonly used measure of performance in the gaming industry, as well as by other issuers and analysts, that we believe, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors. Adjusted EBITDA has several limitations that are discussed under the heading “Prospectus Summary — Summary Historical Consolidated Financial and Other Data” in this prospectus, where we also include a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss).

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included in this prospectus or incorporated by reference regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on Ameristar’s management’s knowledge and experience in the markets in which Ameristar operates. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. Ameristar believes these estimates to be accurate as of the date of this prospectus or the date of such incorporated document, as applicable. However, this information may prove to be inaccurate because of the method by which Ameristar obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Ameristar cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements.  Words such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” and other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would” and “could,” are intended to identify such forward-looking statements.  Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those set forth or incorporated by reference under “Risk Factors.”  The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties.  Our actual future results may differ materially from those set forth in our forward-looking statements.  We face risks that are inherent in the businesses and the marketplaces in which we operate.  While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below and under “Risk Factors,” could cause actual results to differ materially from those reflected in the forward-looking statements.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made, or incorporated by reference, in this prospectus, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

PROSPECTUS SUMMARY

In this prospectus, the words “Ameristar,” “we,” “our,” “ours,” “us” and “Company” refer to Ameristar Casinos, Inc., the issuer of the Exchange Notes, and its consolidated subsidiaries (except as otherwise indicated). The following summary contains basic information about the Company and this offering. It is not complete and likely does not contain all the information that is important to you. For a more complete understanding of this offering, you should read this entire document and the documents we have referred you to, including the information described under the heading “Risk Factors” and the information incorporated by reference herein and therein, including the financial data and related notes, before making an investment decision.

The Company

Overview

We are a developer, owner and operator of casino entertainment facilities in local and regional markets in the United States. Ameristar has been a public company since November 1993. We currently own and operate eight properties in seven markets in Colorado, Indiana, Iowa, Mississippi, Missouri and Nevada, and in July 2012 we began construction of our ninth property, a new luxury casino resort in Lake Charles, Louisiana (see “Recent Development”). We believe that we benefit from the diversification of our properties. For the year ended December 31, 2011, we generated net revenues and Adjusted EBITDA of $1,214.5 million and $365.1 million, respectively.

Our goal is to capitalize on our high-quality facilities and products and our dedication to superior guest service to effectively compete in each of our markets and to drive growth from our existing and additionally developed or acquired properties, which creates value for our stockholders. We believe the Ameristar experience differentiates us from our competitors. That experience is built upon our high-quality facilities and products, such as slots, food, lodging, entertainment and the appreciative service our approximately 7,200 team members offer our guests. Our casinos feature spacious gaming floors and have the largest number of gaming positions in most of our markets. We believe we feature more of the newest and most popular slot machines than any other casino in each market. We design the flow of our casino floors to attractively position and draw attention to our newest and most popular games and provide convenient access to other amenities, which we believe creates a more entertaining experience for our guests.

Most of our revenue comes from slot play, but we also offer a wide range of table games, including blackjack, craps, roulette and poker, in the majority of our markets. We set minimum and maximum betting limits for the properties based on competitive conditions and other factors. Our gaming revenues are derived from a broad base of guests, and we do not depend exclusively upon high- or low-stakes players. We extend gaming credit at our properties in Indiana, Mississippi and Nevada.

Our hotels offer upscale accommodations with tastefully appointed rooms offering appealing amenities. Our signature dining concepts include steakhouses, elaborate buffets and casual dining restaurants, including sports bars. Whether in our steakhouses or delis, our emphasis is on quality in all aspects of the dining experience — food, service, ambiance and facilities. The private Star Clubs at all but our Jackpot properties offer upper tier Star Awards players club members an exclusive place to relax.

Properties

The following table presents selected statistical and other information concerning our properties as of September 1, 2012.

Property	Year Opened(1)	Casino Square Footage (approx)	# of Slots (approx)	# of Table Games(2)	# of Hotel Rooms		Restaurant /Bar Seating Capacity		# of Parking Spaces (approx)	2011 Property Adjusted EBITDA (in millions)(3)
Ameristar Casino Resort Spa St. Charles	1994	130,000	2,610	72	397		1,699/193		6,280	$96.9
Ameristar Casino Hotel Kansas City	1997	140,000	2,610	72	184		1,634/405	(4)	8,320	$81.4
Ameristar Casino Hotel Council Bluffs	1996	38,500	1,590	23	444	(5)	1,073/67		3,080	$66.2
Ameristar Casino Resort Spa Black Hawk	2001	56,000	1,500	43	536		733/120		1,500	$56.0
Ameristar Casino Hotel Vicksburg	1994	70,000	1,560	42	149		998/282		2,200	$53.4
Ameristar Casino Hotel East Chicago	1997	56,000	1,950	41	288		618/46	(4)	2,245	$39.9
Jackpot Properties(6)	1956	29,000	750	27	416		530/126		1,100	$19.5

(1)                    We acquired the St. Charles and Kansas City properties in 2000, the Black Hawk property in 2004 and the East Chicago property in 2007.

(2)                    Includes poker tables at the St. Charles, Kansas City, Black Hawk, Vicksburg and Jackpot properties.

(3)                    See “Summary Historical Consolidated Financial and Other Data” for the definition of Adjusted EBITDA and related reconciliations. Property Adjusted EBITDA excludes approximately $48.2 million of corporate and other expenses.

(4)                    Includes three outlets at Ameristar Casino Hotel Kansas City and an outlet at Ameristar Casino Hotel East Chicago that are leased to and operated by third parties.

(5)                    Includes 284 rooms operated by affiliates of Kinseth Hospitality Corporation and located on land owned by us and leased to affiliates of Kinseth.

(6)                    Includes the operations of Cactus Petes Resort Casino and The Horseshu Hotel and Casino.

Ameristar Casino Resort Spa St. Charles.  Ameristar Casino Resort Spa St. Charles serves the greater St. Louis metropolitan market with a large casino and a variety of amenities, including our luxury all-suite hotel and spa. We believe the hotel’s expansive luxury suites rank among the greater St. Louis area’s most upscale accommodations. The hotel also features a 7,000-square-foot, full-service spa and an indoor/outdoor pool. The hotel has held the prestigious American Automobile Association (“AAA”) Four Diamond designation since 2009. The property has seven dining venues, a state-of-the-art conference and banquet center and several bars.

The property is located immediately north of the Interstate 70 bridge at the Missouri River, strategically situated to attract patrons from the St. Charles and greater St. Louis areas, as well as tourists from outside the region. The property is in close proximity to the St. Charles convention facility. Interstate 70 is a 10-lane, east-west freeway offering easy access to, and direct visibility of, the Ameristar Casino Resort Spa St. Charles site.

Ameristar Casino Hotel Kansas City.  Ameristar Casino Hotel Kansas City ranks among the largest state-licensed casino floors in the United States. Our hotel offers a mix of suites and standard rooms that feature custom finishes. Guests can select from nine restaurants and seven bars/lounges.

Located seven miles from downtown Kansas City, Missouri, Ameristar Casino Hotel Kansas City attracts guests from the greater Kansas City area, as well as regional overnight guests. The property is in close proximity to the Interstate 435 bridge over the Missouri River. Interstate 435 is a six-lane, north-south expressway offering easy access to, and direct visibility of, Ameristar Casino Hotel Kansas City.

Ameristar Casino Hotel Council Bluffs.  Opened in 1996, Ameristar Casino Hotel Council Bluffs serves the Omaha, Nebraska and southwestern Iowa markets. The property’s hotel and Main Street Pavilion comprise its landside facilities. Ameristar Casino Hotel Council Bluffs’ 160 rooms include luxury suites and king whirlpool rooms. Ameristar Council Bluffs has held the AAA Four Diamond designation since 1997. The property also offers dining and meeting space.

Located across the Missouri River from Omaha, the property is adjacent to the Nebraska Avenue exit on Interstate 29, immediately north of the junction of Interstate 29 and Interstate 80, which offers easy access to, and direct visibility of, Ameristar Casino Hotel Council Bluffs.

Ameristar Casino Resort Spa Black Hawk.  Ameristar Casino Resort Spa Black Hawk is one of the largest casinos in Colorado. The 33-story hotel tower offers both luxury rooms and suites and a meeting and event center. In 2011, the hotel was awarded the AAA Four Diamond designation. It has Black Hawk’s only full-service spa, an enclosed rooftop swimming pool and indoor/outdoor whirlpool spas. We believe these amenities and services are unequaled in the Denver gaming market. The property also has four dining venues and several bars.

Ameristar Casino Resort Spa Black Hawk is located in the center of the Black Hawk gaming district, approximately 40 miles west of Denver, and it caters primarily to patrons from the Denver metropolitan area and surrounding states.

Ameristar Casino Hotel Vicksburg.  Ameristar Casino Hotel Vicksburg has been the market leader since 1994, a distinction we attribute to its superior location and premier gaming, lodging and dining offerings. The property has the market’s only live poker room and a 1,000-space parking garage with direct access to the casino. The three-level dockside casino is significantly wider than most other casinos in the market, providing a spacious, land-based feel. The property has three dining venues and meeting space.

Ameristar Casino Hotel Vicksburg is located one-quarter mile north of Interstate 20 in Vicksburg, Mississippi. The property is easily accessible and visible from the highway exit ramp and is the closest casino to I-20, a major east-west thoroughfare that connects Atlanta and Dallas. Ameristar Casino Hotel Vicksburg caters primarily to guests from the Vicksburg and Jackson, Mississippi and Monroe, Louisiana areas, along with tourists visiting the area.

Ameristar Casino Hotel East Chicago.  Ameristar Casino Hotel East Chicago serves metropolitan Chicago and Northwest Indiana, the United States’ third-largest commercial gaming market. East Chicago’s dining choices include five restaurants and two bars. The property also features a newly renovated hotel, banquet space and a Star Club players’ lounge.

Located approximately 25 miles from downtown Chicago, Illinois, Ameristar East Chicago currently draws a majority of its guest base from Illinois.

The Jackpot Properties.  Cactus Petes Resort Casino and The Horseshu Hotel and Casino are located in Jackpot, Nevada, just south of the Idaho border. Cactus Petes has been operating since 1956. The properties’ resort amenities include two hotels, an Olympic-sized pool, a heated spa, a styling salon, a recreational vehicle park and access to a nearby 18-hole golf course. In addition, an adjacent general store and service station serve guests and regional travelers. The properties also offer several dining selections and a showroom. Approximately 89 hotel rooms at Cactus Petes were remodeled in 2012.

The properties are located on either side of Nevada State Highway 93, a major regional north-south route, and serve guests primarily from Idaho, and secondarily from Oregon, Washington, Montana, northern California and the southwestern Canadian provinces.

The following table presents a summary of the market characteristics and market performance of our properties as of December 31, 2011, with the exception of the Jackpot properties, which are separately summarized below.

Property	2011 Market Share Rank	2011 Market Share	2010 Market Share	2011 Market Growth Rate	2011 Annual Market Gaming Revenue (in millions)	No. of Market Participants	Adult Pop. Within 100 Miles	Adult Pop. Within 50 Miles
Ameristar Casino Resort Spa St. Charles	#1	24.8%	25.9%	2.7%	$1,114.5	6	2.9 MM	2.0 MM
Ameristar Casino Hotel Kansas City(1)	#1	33.5%	33.7%	(0.5)%	$711.2	5	2.1 MM	1.6 MM
Ameristar Casino Hotel Council Bluffs	#2	38.9%	37.2%	1.3%	$434.8	3	1.3 MM	0.8 MM
Ameristar Casino Resort Spa Black Hawk(2)	#1	27.3%	27.5%	(1.5)%	$550.8	18	3.2 MM	2.2 MM
Ameristar Casino Hotel Vicksburg	#1	45.5%	43.8%	(3.2)%	$261.5	5	1.2 MM	0.4 MM
Ameristar Casino Hotel East Chicago(3)	#2	25.7%	24.1%	(5.9)%	$963.3	3	9.0 MM	5.8 MM

(1)                    A new competitor opened a casino and entertainment facility on February 3, 2012 at the Kansas Speedway in Wyandotte County, Kansas.

(2)                    The Colorado Limited Gaming Control Commission reports the Black Hawk and Central City, Colorado markets separately. The Black Hawk information in this table excludes eight casinos in Central City, adjacent to Black Hawk, which generated $67.8 million in total gaming revenues in 2011.

(3)                    In the Northwest Indiana market, there are a total of three operators, including Ameristar East Chicago (located in East Chicago, Hammond and Gary, Indiana), that generated $1.0 billion in annual gaming revenues in 2011. In the broader Chicagoland market, there are six additional state-licensed casinos operating in the states of Illinois and Indiana and one Native American casino in Michigan (including a new casino in Des Plaines, Illinois that opened in July 2011). The nine state-licensed casinos that were open in 2010 generated a total of $2.1 billion in annual gaming revenues in 2011.

The primary market area for the Jackpot properties is Twin Falls, Idaho (located approximately 45 miles north of Jackpot) and Boise, Idaho (located approximately 150 miles from Jackpot). The primary market area comprises approximately 600,000 adults. The balance of the Jackpot properties’ guests comes primarily from the northwestern United States and southwestern Canada. As of December 31, 2011, our Jackpot properties had approximately 57% of the slot machines and 73% of the table game positions in the Jackpot market.

Recent Development

On March 14, 2012, we entered into a definitive agreement to acquire all of the equity interests of Creative Casinos of Louisiana, L.L.C., which has since changed its name to Ameristar Casino Lake Charles, LLC (“ACLC”), from Creative Casinos, LLC.  ACLC is the developer of a luxury casino resort in Lake Charles, Louisiana.  This is the last remaining riverboat gaming license available in Louisiana under current law.  On March 15, 2012, the Louisiana Gaming Control Board approved an extension of the deadline to commence construction of the property to July 20, 2012 and approved certain scope changes that we believe will enhance the competitiveness of the property.

The acquisition closed on July 16, 2012 and construction commenced on July 20, 2012.  Pursuant to the purchase agreement, we paid $32.5 million, inclusive of $5.0 million deposited into an escrow account at closing to secure the seller’s indemnification obligations under the purchase agreement for a period of 18 months.  Ameristar Casino Resort Spa Lake Charles is being developed on a 243-acre leased site and will include a casino, hotel, a variety of food and beverage outlets, an 18-hole golf course, tennis club, swimming pools, spa and other resort amenities. The Lake Charles market draws primarily from the Houston metropolitan area as well as other southeastern Texas and southwestern Louisiana communities.  The license conditions as revised by the Louisiana Gaming Control Board require us to invest at least $500 million in the project.  The cost of the project, inclusive of the purchase price, is expected to be between $560 million and $580 million, excluding capitalized interest and pre-opening expenses.  We are required to maintain a $25.0 million deposit, which will be fully refunded upon the timely completion of the project within two years of construction commencement.  We anticipate funding the project through a combination of cash from operations and borrowings under our revolving loan facility.  We expect to open the resort in the third quarter of 2014.

Corporate Information

We were incorporated in 1993 under the laws of the State of Nevada.

Our principal executive offices are located at 3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada 89169, and our telephone number is (702) 567-7000.

Summary of the Exchange Offer

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.”  The term “Outstanding Notes” refers to the $240,000,000 outstanding principal amount of Ameristar’s 7.50% Senior Notes due 2021 that were issued on April 26, 2012. The term “Exchange Notes” refers to Ameristar’s 7.50% Senior Notes due 2021 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The term “2011 Senior Notes” refers to the $800,000,000 outstanding principal amount of our 7.50% Senior Notes due 2021 initially issued on April 14, 2011 in a private placement transaction exempt from registration under the Securities Act and subsequently exchanged for substantially identical notes registered under the Securities Act. The term “2012 Senior Notes” refers to both the Outstanding Notes and the Exchange Notes. The term “Notes” refers collectively to the 2011 Senior Notes and the 2012 Senior Notes. The term “Indenture” refers to the indenture that governs the Notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of our Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of Outstanding Notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $240 million aggregate principal amount of the Outstanding Notes is outstanding. We issued the Outstanding Notes in a private transaction for resale pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the Outstanding Notes (“Additional Interest”) provisions applicable to the Outstanding Notes will not apply to the Exchange Notes.

In order to exchange your Outstanding Notes for Exchange Notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement pertaining to the Outstanding Notes will terminate, except under limited circumstances.

Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on December 3, 2012, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Interest

You will receive interest on the Exchange Notes starting from the date interest was last paid on your Outstanding Notes. If your Outstanding Notes are exchanged for Exchange Notes, you will not receive any accrued interest on your Outstanding Notes.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions (see “The Exchange Offer — Conditions to the Exchange Offer”), some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

Procedures for Tendering Outstanding Notes

You may tender your Outstanding Notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•    complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under “The Exchange Offer — The Exchange Agent;” or

•    arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the Outstanding Notes being tendered into the exchange agent’s account at The Depository Trust Company.

You may tender your Outstanding Notes for Exchange Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures

If you wish to tender your Outstanding Notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders

You may withdraw your tender of Outstanding Notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Upon consummation of the exchange offer, we will accept any and all Outstanding Notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered Outstanding Notes. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement

We are making the exchange offer pursuant to the registration rights agreement that we entered into on April 26, 2012 with the initial purchasers of the Outstanding Notes. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your Outstanding Notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely tradable Exchange Notes in the exchange offer.

Resales of Exchange Notes

We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an “affiliate” of ours;

• the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the exchange offer;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes issued in the exchange offer; and

•    if you are a broker-dealer, you will receive the Exchange Notes for your own account, the Outstanding Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any Exchange Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, your Outstanding Notes will continue to be subject to the restrictions on transfer provided in the legend on the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered Outstanding Notes could be adversely affected.

See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent

The exchange agent for the exchange offer is Wilmington Trust, National Association. For additional information, see “The Exchange Offer — The Exchange Agent” and the accompanying letter of transmittal.

Certain Federal Income Tax Considerations

The exchange of your Outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the Exchange Notes. For additional information, see “Certain U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights and Additional Interest provisions applicable to the Outstanding Notes will not apply to the Exchange Notes. The following is a summary of the principal terms of the Exchange Notes. A more detailed description is contained in the section “Description of the Notes” in this prospectus.

Issuer	Ameristar Casinos, Inc.

Exchange Notes Offered	$240,000,000 aggregate principal amount of 7.50% Senior Notes due 2021.

Maturity Date	The Exchange Notes will mature on April 15, 2021.

Interest Rate	7.50% per year (calculated using a 360-day year).

Interest Payment Dates	April 15 and October 15, beginning on October 15, 2012.

Ranking	The Exchange Notes will be our senior unsecured obligations and will:

• rank pari passu in right of payment with all of our existing and future senior debt;

• rank senior in right of payment to all of our future senior subordinated or subordinated debt;

•    be effectively subordinated in right of payment to our existing and future secured debt, including debt under our credit facility entered into on April 14, 2011 (the “Senior Credit Facility”), to the extent of the value of the assets securing such debt; and

•    be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Similarly, the guarantees by the Guarantors will be senior unsecured obligations of the respective Guarantors and will:

• rank pari passu in right of payment with all of the applicable Guarantor’s existing and future senior debt;

• rank senior in right of payment to each Guarantor’s existing or future senior subordinated or subordinated debt;

•    be effectively subordinated in right of payment to all secured debt of each Guarantor, including debt under the Senior Credit Facility, to the extent of the value of the assets securing such debt; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a Guarantor that is not also a Guarantor of the Exchange Notes.

Our non-Guarantor subsidiaries generated none of our revenues for the six months ended June 30, 2012 and had none of our assets or liabilities at June 30, 2012.

Guarantees	Each of our material subsidiaries will unconditionally guarantee the Exchange Notes as set forth herein.

If we create or acquire a new material subsidiary, it will guarantee the Exchange Notes unless we designate the subsidiary as an “unrestricted subsidiary” under the Indenture.

Optional Redemption

We may redeem the Exchange Notes, in whole or in part, at any time prior to April 15, 2015 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, we may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth in this prospectus. See “Description of the Notes — Optional Redemption.”

Optional Redemption after Public Equity Offerings

At any time (which may be more than once) prior to April 15, 2014, we may choose to redeem up to 35% of the initially outstanding aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings by us, as long as:

• we pay 107.50% of the principal amount of the Notes, plus accrued interest;

• such redemption shall occur within 90 days after completing the public equity offering upon not less than 30 nor more than 60 days’ notice; and

• at least 65% of the initially outstanding aggregate principal amount of the Notes issued remains outstanding afterwards.

Redemption Based Upon Gaming Laws

The Exchange Notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in the jurisdictions in which we conduct gaming operations. See “Description of the Notes — Redemption Based on Gaming Laws.”

Change of Control Offer

If certain kinds of changes of control of the Company occur, we must give holders of the Exchange Notes the opportunity to sell their Exchange Notes to us at 101% of their face amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Mandatory Redemption — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Proceeds

If we engage in certain kinds of asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time or make an offer to purchase a principal amount of the Exchange Notes equal to the excess net cash proceeds. The purchase price of the Exchange Notes will be 100% of their principal amount, plus accrued interest. See “Description of the Notes — Mandatory Redemption — Repurchase at the Option of Holders — Asset Sales.”

Covenants	The Indenture contains covenants limiting, among other things, our ability to:

• incur additional debt or issue preferred stock;

• pay dividends or make distributions on our capital stock, repurchase our capital stock or make certain payments on our subordinated debt;

• make certain investments;

• create liens on our assets;

• enter into transactions with affiliates;

• create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Form and Denomination	The Exchange Notes will be initially issued only in the form of global notes.

Except as otherwise provided under the Indenture, holders of the Exchange Notes will not be entitled to receive physical delivery of definitive Exchange Notes or to have Exchange Notes issued and registered in their names and will not be considered the owners of the Exchange Notes under the Indenture.

Interests in the global notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	See “Risk Factors” for a discussion of certain risks youshould carefully consider.

Summary Historical Consolidated Financial and Other Data

We have derived the following summary historical financial data for each of the four years ended December 31, 2011 from our audited consolidated financial statements and the summary historical financial data for the six months ended June 30, 2012 and 2011 from our unaudited condensed consolidated financial statements.  The summary data below should be read in conjunction with “Selected Historical Consolidated Financial and Other Data” included in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated into this prospectus by reference to our publicly available documents.

Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation of those statements. Our results for the six months ended June 30, 2012 are not necessarily indicative of the results for the year ending December 31, 2012.

	Year Ended December 31,				Six Months Ended June 30,
	2011	2010	2009	2008	2012	2011
	(amounts in thousands, except per share data)
					(unaudited)
Statement of Operations Data:
REVENUES:
Casino	$1,248,616	$1,247,034	$1,254,590	$1,296,806	$623,063	$630,981
Food and beverage	138,192	134,854	135,941	156,987	67,940	68,320
Rooms	77,870	79,403	66,411	56,024	38,758	38,918
Other	28,905	30,559	32,692	38,491	13,967	14,413
	1,493,583	1,491,850	1,489,634	1,548,308	743,728	752,632
Less: Promotional allowances	(279,077)	(302,568)	(274,189)	(280,406)	(135,341)	(138,795)
Net revenues	1,214,506	1,189,282	1,215,445	1,267,902	608,387	613,837
OPERATING EXPENSES:
Casino	537,094	544,001	556,684	604,747	269,356	275,402
Food and beverage	59,467	64,451	65,633	74,650	27,181	26,457
Rooms	14,904	17,591	10,466	11,221	3,898	3,780
Other	10,519	12,419	14,240	21,154	4,883	5,239
Selling, general and administrative	259,151	244,964	241,853	265,622	121,040	128,548
Depreciation and amortization	105,922	109,070	107,005	105,895	53,520	52,546
Impairment of goodwill(1)	—	21,438	111,700	130,300	—	—
Impairment of other intangible assets(1)	—	34,791	—	184,200	—	—
Impairment of fixed assets	245	224	3,929	1,031	—	—
Net loss (gain) on disposition of assets	(45)	255	411	683	228	(119)
Total operating expenses	987,257	1,049,204	1,111,921	1,399,503	480,106	491,853
Income (loss) from operations	227,249	140,078	103,524	(131,601)	128,281	121,984
OTHER INCOME (EXPENSE):
Interest income	15	452	515	774	33	3
Interest expense, net of capitalized interest	(106,623)	(121,233)	(106,849)	(76,639)	(55,706)	(52,219)
Loss on early retirement of debt	(85,311)	—	(5,365)	—	—	(85,296)
Other	(784)	1,463	2,006	(3,404)	834	304
Income (loss) before income tax provision (benefit)	34,546	20,760	(6,169)	(210,870)	73,442	(15,224)
Income tax provision (benefit)	27,752	12,130	(1,502)	(80,198)	14,454	4,243
NET INCOME (LOSS)	$6,794	$8,630	$(4,667)	$(130,672)	$58,988	$(19,467)
EARNINGS (LOSS) PER SHARE:
Basic	$0.17	$0.15	$(0.08)	$(2.28)	$1.79	$(0.41)
Diluted	$0.17	$0.15	$(0.08)	$(2.28)	$1.73	$(0.41)
CASH DIVIDENDS DECLARED PER SHARE	$0.42	$0.42	$0.42	$0.32	$0.25	$0.21
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	40,242	58,025	57,543	57,191	32,939	47,860
Diluted	41,136	58,818	57,543	57,191	34,138	47,860

	Year Ended December 31,				Six Months Ended June 30,
	2011	2010	2009	2008	2012	2011
	(amounts in thousands, except credit statistics)
Other Financial Data:
Adjusted EBITDA(2)	$365,136	$323,493	$346,535	$314,996	$192,133	$190,608
Capital expenditures	$82,629	$58,396	$136,615	$241,826	$51,375	$26,942
Cash dividends paid	$16,419	$24,389	$24,195	$18,015	$8,241	$9,532
Ratio of earnings to fixed charges(3)	1.38:1	1.20:1	0.90:1	—	2.43:1	0.83:1

	As of December 31, 2011	As of June 30, 2012
	(amounts in thousands)
		(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$85,719	$135,527
Total assets	$2,012,039	$2,058,481
Total long-term debt, excluding discount of $8,258 and $860	$1,934,322	$1,924,375
Stockholders’ (deficit)	$(90,578)	$(28,008)

	As of and For Year Ended December 31, 2011	As of and For Twelve Months Ended June 30, 2012
Credit Statistics:
Ratio of total debt to Adjusted EBITDA(2)	5.30:1	5.25:1
Ratio of Adjusted EBITDA(2) to interest expense, net	3.42:1	3.33:1

(1)

As required under ASC Topic 350, we perform an assessment of our goodwill and other intangible assets at least annually to determine if the carrying value exceeds the fair value. During the years ended December 31, 2010, 2009 and 2008, we impaired the intangible assets at Ameristar East Chicago due to weakening economic conditions and changes in the forecasted operations that materially affected the property’s fair value. As a result, in 2010, 2009 and 2008 we recorded non-cash impairment charges relating to the goodwill and the gaming license acquired in the purchase of the East Chicago property of $56.0 million, $111.7 million and $314.5 million, respectively. Additionally in 2010, we performed an impairment review of Ameristar St. Charles’ HOME nightclub service mark license due to the permanent closure of the nightclub that resulted in $0.2 million of impairment charges.

(2)

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, impairment charges related to fixed and intangible assets, loss on early retirement of debt, pre-opening and rebranding costs, ballot initiative costs, net river flooding expenses and reimbursements and a one-time Black Hawk property tax adjustment.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors. This presentation of Adjusted EBITDA may be different from the presentations used by other companies and therefore comparability among companies may be limited. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other operating performance measure prescribed by GAAP, nor should Adjusted EBITDA as set forth herein be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

The following table reconciles consolidated net income (loss), a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure:

	Year Ended December 31,				Six Months Ended June 30,
	2011	2010	2009	2008	2012	2011
Net income (loss)	$6,794	$8,630	$(4,667)	$(130,672)	$58,988	$(19,467)
Income tax provision (benefit)	27,752	12,130	(1,502)	(80,198)	14,454	4,243
Interest expense, net of capitalized interest	106,623	121,233	106,849	76,639	55,706	52,219
Interest income	(15)	(452)	(515)	(774)	(33)	(3)
Other	784	(1,463)	(2,006)	3,404	(834)	(304)
Net loss (gain) on disposition of assets	(45)	255	411	683	228	(119)
Impairment of goodwill(1)	—	21,438	111,700	130,300	—	—
Impairment of other intangible assets(1)	—	34,791	—	184,200	—	—
Impairment of fixed assets	245	224	3,929	1,031	—	—
Depreciation and amortization	105,922	109,070	107,005	105,895	53,520	52,546
Stock-based compensation	24,345	14,325	12,875	10,618	9,010	8,147
Deferred compensation plan expense	75	1,779	1,952	(3,821)	1,227	698
Non-operational professional fees	6,973	1,533	—	—	—	6,961
Net river flooding expenses (reimbursements)	372	—	—	—	(133)	391
Loss on early retirement of debt	85,311	—	5,365	—	—	85,296
Property pre-opening and rebranding costs	—	—	3,863	8,040	—	—
One-time non-cash adjustment to Black Hawk property taxes	—	—	1,276	—	—	—
Ballot initiative costs	—	—	—	9,651	—	—
Adjusted EBITDA	$365,136	$323,493	$346,535	$314,996	$192,133	$190,608

(3)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and the amortization of capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the portion of rental expense considered representative of interest expense. For the year ended December 31, 2008, our earnings were insufficient to cover fixed charges by $40.1 million.

RISK FACTORS

The Exchange Notes involve substantial risks similar to those associated with the Outstanding Notes. To understand these risks you should carefully consider the risk factors set forth below in addition to the other information included or incorporated by reference in this prospectus.

Risks Related to the Exchange Notes

We cannot assure you that an active trading market for the Exchange Notes will exist if you desire to sell the Exchange Notes.

There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to have the Exchange Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Exchange Notes. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

•                the number of holders of Exchange Notes;

•                our operating performance and financial condition;

•                the market for similar securities;

•                the interest of securities dealers in making a market in the Exchange Notes; and

•                prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may face similar disruptions that may adversely affect the prices at which you could sell your Exchange Notes. Therefore, you may not be able to sell your Exchange Notes at a particular time and the price that you receive when you sell may not be favorable.

Risks Related to the Notes

We have substantial debt and may incur additional debt; leverage may impair our financial condition and restrict our operations.

We currently have a substantial amount of debt.  As of June 30, 2012, our total consolidated debt, excluding discount, was $1.92 billion.  For accounting purposes, our total liabilities exceed our total assets.

Subject to specified limitations, the Indenture permits us to incur substantial additional debt.  In addition, as of June 30, 2012, our Senior Credit Facility permits us to borrow up to an additional approximately $496.0 million under the revolving loan facility (after giving effect to outstanding letters of credit).

Our substantial debt and any additional debt we may incur could have important consequences for the holders of the Notes, including:

•                                          increasing our vulnerability to general adverse economic and industry conditions;

•                                          limiting our ability to obtain additional financing to fund working capital requirements, capital expenditures, investments and acquisitions;

•                                          requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions, dividends, stock repurchases and general corporate requirements;

•                                          limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                                          exposing our cash flows to changes in floating rates of interest such that an increase in floating rates would negatively impact our cash flows; and

•                                          placing us at a competitive disadvantage to less leveraged competitors.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund capital expenditures depends on our ability to generate cash flow in the future.  To some extent, our ability to generate future cash flow is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control.  In addition, the ability to borrow funds under our Senior Credit Facility in the future will depend on our satisfying the financial covenants in the agreement governing such facility.  We cannot assure that our business will generate cash flow from operations or that future borrowings will be available to us under our Senior Credit Facility in an amount sufficient to enable us to pay our debt or to fund other liquidity needs.  Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

Covenant restrictions under our Senior Credit Facility and the Indenture governing the Notes may limit our ability to operate our business.

The agreement governing our Senior Credit Facility and the Indenture governing the Notes contain covenants that restrict our ability to, among other things, borrow money, pay dividends, make capital expenditures and effect a consolidation, merger or disposal of all or substantially all of our assets.  Although the covenants in our Senior Credit Facility and the Indenture are subject to various exceptions, we cannot assure you that these covenants will not adversely affect our ability to finance future operations or capital needs or to engage in other activities that may be in our best interest.  In addition, our long-term debt requires us to maintain specified financial ratios and satisfy certain financial condition tests, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives.  A breach of any of these covenants could result in a default under our Senior Credit Facility and the Indenture.  If an event of default under our Senior Credit Facility occurs, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.  In addition, our Senior Credit Facility is secured by first priority security interests on substantially all of our real and personal property, including the capital stock of our subsidiaries.  If we are unable to pay all amounts declared due and payable in the event of a default, the lenders could foreclose on these assets.

The Notes and the guarantees are unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.

The Notes and the guarantees are our senior unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each Guarantor, including indebtedness under our Senior Credit Facility to the extent of the value of the assets securing such indebtedness. Additionally, the Indenture permits us to incur additional secured indebtedness in the future. In the event that we or a Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, holders of our and our Guarantor’s secured indebtedness will be entitled to be paid in full from our assets or the assets of the Guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the Notes or the affected guarantees. Holders of the Notes will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of June 30, 2012, the Notes and the guarantees were effectively subordinated to approximately $882.3 million of senior secured indebtedness.

You will not have any claim as a creditor against the subsidiaries that are not Guarantors of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of non-Guarantor subsidiaries will be effectively senior to any claim you may have against these non-Guarantor subsidiaries relating to the Notes. Our non-Guarantor subsidiaries generated none of our revenues for the six months ended June 30, 2012 and had none of our assets or liabilities at June 30, 2012. In the event of a bankruptcy, liquidation, reorganization or other winding up of our non-Guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-Guarantor subsidiaries before any assets are made available for distribution to us. See “Description of the Notes — Brief Description of the Notes and the Guarantees” for additional information.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture.

Upon certain kinds of changes of control, we are required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Any such change of control would also constitute a default under the Senior Credit Facility. Therefore, upon the occurrence of such a change of control, the lenders under the Senior Credit Facility would have the right to accelerate their loans and we would be required to prepay all outstanding obligations under the Senior Credit Facility before the Notes could be repurchased. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the Notes that might be delivered by holders of the Notes seeking to accept the change of control offer. See “Description of the Notes — Mandatory Redemption — Repurchase at the Option of Holders — Change of Control” and “Description of Other Indebtedness” for additional information.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from us or the Guarantors.

Our creditors or the creditors of the Guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•                                          delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or

•                                          received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and any of the following three conditions applies:

•                                          the Guarantor was insolvent or rendered insolvent at the time it delivered the guarantee;

•                                          the Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•                                          the Guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the Notes would, with respect to amounts claimed against the Guarantors, be subordinated to the debt of our Guarantors, including trade payables. Any payment made by a Guarantor pursuant to its guarantee could also be required to be returned to it, or to a fund for the benefit of its creditors. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•                                          the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•                                          the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                                          it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Guarantor, after giving effect to its guarantee of the Notes, was not insolvent, did not have unreasonably small capital for the business in which it is engaged and had not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The obligations of each Guarantor under its guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. This may not be effective to protect the guarantee from being voided under fraudulent transfer law, or may eliminate the Guarantors’ obligations or reduce such obligations to an amount that effectively makes the guarantee worthless.

You may have difficulty selling any Outstanding Notes that you do not exchange.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to hold Outstanding Notes subject to restrictions on their transfer. Those transfer restrictions are described in the Indenture governing the Outstanding Notes and in the legend contained on the Outstanding Notes, and arose because we originally issued the Outstanding Notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your Outstanding Notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the Outstanding Notes under the Securities Act or any state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes issued in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your Outstanding Notes.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Notes.

We do not intend to have the Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Notes. The liquidity of any market for the Notes will depend on a number of factors, including:

•                                          the number of holders of Notes;

•                                          our operating performance and financial condition;

•                                          the market for similar securities;

•                                          the interest of securities dealers in making a market in the Notes; and

•                                          prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market, if any, for the Notes may face similar disruptions that may adversely affect the prices at which you could sell your Notes. Therefore, you may not be able to sell your Notes at a particular time and the price that you receive when you sell may not be favorable.

We may require you to dispose of your Notes or redeem your Notes if required by applicable gaming regulations.

Gaming authorities in any jurisdiction to which we or any of our subsidiaries are or may become subject have the power to investigate any of our debt security holders, including holders of the Notes. These gaming authorities may, in their discretion, require a holder of any of our debt securities to file applications, be investigated and be found suitable to own our debt securities, and the costs of the investigation of such finding of suitability will be the responsibility of such holder. Any person who fails or refuses to apply for a finding of suitability or a license by the time it is ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its Notes or to redeem its Notes in order to comply with gaming laws to which we are subject. See “Description of the Notes — Redemption Based on Gaming Laws” for additional information.

Risks Related to Our Business

Our business is sensitive to reductions in discretionary consumer spending.

Our business has been and may continue to be adversely affected by weak economic conditions currently being experienced in the United States, as we are highly dependent on discretionary spending by our guests.  We are not able to predict the length or severity of the current economic climate.  Changes in discretionary consumer spending or consumer preferences brought about by factors such as increased or continuing high unemployment, continuing high energy and automobile fuel prices, perceived or actual deterioration in general economic conditions, the protracted disruption in the housing markets, the availability of credit, perceived or actual decline in disposable consumer income and wealth (including declines resulting from any increase in personal income tax rates) and changes in consumer confidence in the economy may continue to reduce customer demand for the leisure activities we offer and adversely affect our revenues and cash flow.

The gaming industry is very competitive and increased competition could have a material adverse effect on our future operations.

The gaming industry is very competitive and we face dynamic competitive pressures in each of our markets.  Several of our competitors are larger and have greater financial and other resources than we do.  We may choose or be required to take actions in response to competitors that may increase our marketing costs and other operating expenses.

Our operating properties are located in jurisdictions that restrict gaming to certain areas or are adjacent to states that prohibit or restrict gaming operations.  These restrictions and prohibitions provide substantial benefits to our business and our ability to attract and retain guests.  The legalization or expanded legalization or authorization of gaming within or near a market area of one of our properties could result in a significant increase in competition and have a material adverse effect on our business, financial condition and results of operations.  Economic difficulties faced by state governments, as well as the increased acceptance of gaming as a leisure activity, could lead to intensified political pressure for the expansion of legalized gaming.

In 2007, the Kansas legislature enacted a law that authorizes up to four state-owned and operated freestanding casinos and three racetrack slot machine parlors developed and managed by third parties.  At that time, one casino and one racetrack location were authorized in Wyandotte County in the greater Kansas City market.  The owner of the potential racetrack slot machine parlor license surrendered its racing license and closed the facility due to concerns about the tax rate that would apply to its gaming operations, which was substantially higher than the tax rate in Missouri or applicable to Kansas freestanding casinos.  The future status of the racetrack license is uncertain;

however, there have been discussions about reducing the tax rate in order to incentivize the installation of slot machines at the racetracks.  On February 3, 2012, a partnership that includes a major commercial casino operator opened the first phase of a large land-based casino and entertainment facility at the Kansas Speedway, approximately 24 miles from Ameristar Kansas City.  This facility has provided significant additional competition for the Kansas City market and adversely affected the financial performance of Ameristar Kansas City.

Our East Chicago property currently competes with eight other casino gaming facilities in the Chicagoland market in Indiana and Illinois and with one Native American casino in Michigan.  One of our property’s principal competitors is located in Hammond, Indiana, which is closer to and has significantly better access for customers who live in Chicago, Illinois and the Chicago suburbs that are the primary feeder markets for Ameristar East Chicago.  The Hammond facility opened a $485 million expansion in 2008 that has adversely affected our property’s business, particularly table games and poker, and we expect will continue to do so.

The tenth and final Illinois casino license was awarded to a developer for a property in Des Plaines, Illinois, located approximately 40 miles from Ameristar East Chicago. That facility opened in July 2011 and has resulted in increased competition for Ameristar East Chicago that has adversely affected its financial results. From time to time, the Illinois legislature has also considered other forms of gaming expansion in the state. In May 2012, the legislature passed Senate Bill 1849, which was sent to the governor for signature in June 2012. Senate Bill 1849 would have authorized a large-scale expansion of casino gaming, including increasing the maximum number of gaming positions at each existing Illinois casino from 1,200 to 1,600, allowing slot machines to be installed at pari-mutuel racetracks and legalizing five new casinos throughout the state, with one in the city of Chicago and one in suburban Cook County. Although the governor vetoed Senate Bill 1849 in August, he has publicly stated that he may sign a modified gaming expansion bill if one is passed in the 2013 legislative session. If a new bill is passed and signed into law, particularly one that includes the expansion of gaming in downtown Chicago or the south Chicago suburbs, the additional competition would materially adversely affect the financial performance of Ameristar East Chicago. The expansion of gaming in southern Illinois that would have been authorized by Senate Bill 1849 would also have had an adverse effect on Ameristar St. Charles.

Over the years, several attempts have been made in the Indiana legislature to allow one of the two adjacent riverboat casino licenses held by the same operator in Gary, Indiana, approximately five miles from Ameristar East Chicago, to be moved to a nearby land-based location.  None of the efforts has been successful, but it is possible such a measure will be introduced in the future. If a casino is allowed to relocate inland to a more accessible location, it could materially adversely affect the financial performance of Ameristar East Chicago.

In 2007, a competitor opened a new casino in downtown St. Louis, approximately 22 miles from Ameristar St. Charles, and in 2010 the same competitor opened an additional casino facility in southeastern St. Louis County, approximately 30 miles from Ameristar St. Charles.  The new facilities have resulted in significant additional competition for Ameristar St. Charles that has adversely impacted its business.  In September 2011, the competitor announced a planned expansion of the southeastern St. Louis County facility to include a 200-room hotel, an event center and a parking garage.  The expansion is slated for completion in late 2013. In addition, if legislation is enacted in Illinois to permit the operation of slot machines at racetracks, Ameristar St. Charles would face additional competition from the racetrack near East St. Louis, Illinois.

In recent years, several attempts have been made in the Colorado legislature to authorize video lottery terminals (“VLTs”) within the state. VLTs are very similar in appearance and performance to casino slot machines. If VLTs are authorized in Colorado, they would represent additional competition for Ameristar Black Hawk and could materially adversely affect the financial performance of the property.

The quality of competition may improve after changes in ownership.  The acquisition of a facility that is a significant competitor of Ameristar St. Charles was announced in May 2012.  The sales of two casinos in Vicksburg to two experienced operators were announced in October 2012. Recently, the operator of a casino in Reno, Nevada purchased one of Ameristar Black Hawk’s larger competitors in the market, which had been operating in bankruptcy. It is possible that any or all of these facilities will become more competitive under new ownership.

Several attempts have been made in the Nebraska legislature to expand gaming in the state. None of those efforts has been successful. If casino gaming is authorized in the Omaha area, it could have a material adverse impact on Ameristar Council Bluffs’ business.

Native American gaming facilities in some instances operate under regulatory and financial requirements that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage and lead to increased competition in our markets.  In December 2007, the National Indian Gaming Commission (the “NIGC”) approved the request of the Ponca Tribe of Nebraska to have a five-acre parcel owned by the tribe in Carter Lake, Iowa, located approximately five miles from Ameristar Council Bluffs, approved for the operation of gaming.  In December 2008, in a lawsuit brought by the State of Nebraska and joined by the State of Iowa and the City of Council Bluffs, the federal district court reversed the NIGC’s decision.  The U.S. Department of the Interior appealed the district court ruling, and in October 2010 the Eighth Circuit Court of Appeals reversed the district court’s decision and ordered the court to remand the matter to the NIGC for further consideration.  The Court of Appeals directed the NIGC to revisit the issue, taking into consideration, among other things, a 2003 agreement between the State of Iowa and the Bureau of Indian Affairs.  That agreement stated that the five-acre parcel would be utilized for a health center and not for gaming purposes.  If the tribe is allowed to conduct gaming at this location, the additional competition would adversely affect our Council Bluffs business. The NIGC has yet to publicly render a decision on this matter.

The entry into our current or anticipated markets of additional competitors could have a material adverse effect on our business, financial condition and results of operations, particularly if a competitor were to obtain a license to operate a gaming facility in a superior location.  Furthermore, increases in the popularity of, and competition from, Internet and other account wagering and gaming services, which allow customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could have a material adverse effect on our business, financial condition, operating results and prospects. The law in this area has been rapidly evolving, and additional legislative developments may occur at the federal and state levels that would accelerate the proliferation of certain forms of Internet gaming in the United States.

If the jurisdictions in which we operate increase gaming taxes and fees, our results could be adversely affected.

State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities.  From time to time, legislators and government officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry.  Periods of economic downturn and budget deficits, such as are currently being experienced in most states, may intensify such efforts to raise revenues through increases in gaming taxes.  If the jurisdictions in which we operate were to increase gaming taxes or fees, depending on the magnitude of the increase and any offsetting factors (such as the elimination of the buy-in limit in Missouri that became effective in 2008), our financial condition and results of operations could be materially adversely affected.

Effective July 1, 2012, the Colorado Limited Gaming Control Commission increased all gaming tax rate tiers to those in effect prior to July 1, 2011, which resulted in an increase in the top rate tier from 19% to the constitutional maximum of 20%.

We are subject to the risk of rising interest rates.

All of our outstanding debt under the Senior Credit Facility bears interest at variable rates.  As of June 30, 2012, we had approximately $882.3 million outstanding under our Senior Credit Facility.  If short-term interest rates rise from current levels, our interest cost would increase, which would adversely affect our net income and available cash.

Our business is subject to restrictions and limitations imposed by gaming regulatory authorities that could adversely affect us.

The ownership and operation of casino gaming facilities are subject to extensive state and local regulation.  The states of Missouri, Iowa, Indiana, Mississippi, Colorado, Nevada and Louisiana and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by us and our subsidiaries.  The Missouri Gaming Commission, the Iowa Racing and Gaming Commission, the Indiana Gaming Commission, the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission, the Nevada Gaming Commission and the Louisiana Gaming Control Board may, among other things, limit, condition, suspend, revoke or not renew a license or approval to own the stock of any of our Missouri, Iowa, Indiana, Mississippi, Colorado, Nevada or Louisiana subsidiaries, respectively, for any cause deemed reasonable by such licensing authority.  Our gaming licenses in Missouri and Colorado must be renewed every two years, our gaming licenses in Iowa and Indiana must be renewed every year and our gaming license in Mississippi must be renewed every three years. We are required to satisfy a number of conditions under our Louisiana gaming license in order to open Ameristar Casino Resort Spa Lake Charles. If we violate gaming laws or regulations, substantial fines could be levied against us, our subsidiaries and the persons involved, and we could be forced to forfeit portions of our assets.  The suspension, revocation or non-renewal of any of our licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business, financial condition and results of operations.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our currently operating gaming activities.  However, gaming licenses and related approvals are deemed to be privileges under the laws of all the jurisdictions in which we operate.  We cannot assure you that our existing licenses, permits and approvals will be maintained or extended.  We also cannot assure you that any new licenses, permits and approvals that may be required in the future will be granted to us.

We expect to be subject to rigorous regulatory standards, which may or may not be similar to the regulation we are currently subject to, in Massachusetts and each other jurisdiction in which we may seek to conduct gaming operations in the future.  There can be no assurance that statutes or regulations adopted or fees and taxes imposed by other jurisdictions will permit us to operate profitably.

Our business may be adversely affected by legislation prohibiting tobacco smoking.

Legislation in various forms to ban indoor tobacco smoking in public places has recently been enacted or introduced in many states and local jurisdictions, including several of the jurisdictions in which we operate.  In 2008, a Colorado smoking ban was extended to include casino floors.  We believe this ban has significantly negatively impacted business volumes in all Colorado gaming markets.  In 2008, voters in the City of Kansas City approved a ballot measure, which was subsequently modified by the City Council, that prohibits smoking in most indoor public places within the City, including restaurants, but which contains an exemption for casino floors and 20% of all hotel rooms.  One of Ameristar Kansas City’s competitors is not subject to a smoking ban in any form, which we believe has had some negative impact on our business.  Also in 2008, a statewide indoor smoking ban went into effect in the State of Iowa.  The law includes an exemption for casino floors and 20% of all hotel rooms.  From time to time, bills have been introduced in the Iowa legislature that would eliminate the casino floor exemption.  Nevada has a statewide indoor smoking ban, with exemptions for the gaming areas of casinos and bars where prepared food is not served.  Effective July 1, 2012, a statewide indoor smoking ban went into effect in Indiana, subject to an exemption for any areas restricted to persons age 18 or older, including the casino floor of Ameristar East Chicago.  Similar bills have been introduced from time to time in the Missouri General Assembly.  In August 2012, the St. Charles County Council adopted an ordinance that would have placed a public referendum on the November 2012 ballot for a comprehensive county-wide indoor smoking ban and a separate public referendum providing for certain exemptions to the ban, such as for the floor of Ameristar St. Charles.  In September 2012, the County director of elections refused to place either referendum on the ballot due to procedural and other defects in the ordinance, and on September 25, 2012 the Circuit Court of St. Charles County refused to overturn the decision of the director of elections.  The St. Charles County Council may attempt to reintroduce such a ban or a similar one in the future.  If additional restrictions on smoking are enacted in jurisdictions in which we operate, particularly if such restrictions are applicable to casino floors, or existing exemptions for casino floors are removed through future legislation, our business could be materially adversely affected.

Adverse weather conditions or natural disasters in the areas in which we operate, or other conditions that restrict access to our properties, could have an adverse effect on our results of operations and financial condition.

Adverse weather conditions, particularly flooding, droughts, heavy snowfall and other extreme conditions, as well as natural disasters, can cause closures of our properties or deter our guests from traveling or make it difficult for them to visit our properties.  If any of our properties were to experience prolonged adverse weather conditions, or if multiple properties were to simultaneously experience adverse weather conditions, our results of operations and financial condition would be adversely affected.  Our business may also be adversely affected by other events or conditions that restrict access to our properties, such as road closures.

In November 2011, the Missouri Department of Transportation awarded a contract for a major renovation of the westbound span of the Blanchette Bridge, which carries Interstate 70 over the Missouri River near Ameristar St. Charles.  During the project, the westbound span of the bridge will be closed for up to one year and westbound traffic will be diverted to the eastbound span, which will carry three lanes in each direction, compared to the current five lanes in each direction.  Preliminary work has begun to prepare for the bridge closure, with lanes and highway ramps closed intermittently for brief intervals. We currently expect closure of the westbound span to begin in November 2012. The project will create an inconvenience for guests of Ameristar St. Charles and we expect it will materially adversely affect business levels at that property while the project is ongoing.

In December 2009, the Indiana Department of Transportation announced that it was permanently closing the Cline Avenue bridge near Ameristar East Chicago due to safety concerns discovered during an inspection of the bridge.  The closure of the bridge has made access to the property inconvenient, relative to our competitors, for many of Ameristar East Chicago’s guests and has significantly impacted the property’s financial results. We expect this to continue until improved access is developed.  Recently, the City of East Chicago announced that it has entered into an agreement with a private developer to rebuild the bridge and convert the highway to a toll road. There can be no assurance as to whether or when this project will be completed or, if it is, as to how the imposition of tolls may affect visitation to Ameristar East Chicago.

The level of the Missouri River at Council Bluffs, Iowa, is forecast to fall to record low levels in the fall and winter of 2012 to 2013 due to a drought in the region.  There can be no assurance that the contingency plans that we are implementing to adapt to the water level will be adequate to prevent damage to, closure of, or a restriction of access to, the casino vessel at Ameristar Council Bluffs.  Actual levels of the Missouri River lower than those currently forecast would greatly increase such risks. Any such damage, closure or restriction of access could cause our business to be materially adversely affected.

In Black Hawk, a project to widen a stretch of State Route 119 near Ameristar Black Hawk to four lanes began in late 2010 and is expected to last until late November 2012.  This project has created some inconvenience for guests of Ameristar Black Hawk.

We have limited insurance coverage for earthquake damage at our properties.  Several of our properties, particularly Ameristar St. Charles, are located near historically active earthquake faults.  In the event one of our properties was to sustain significant damage from an earthquake, our business could be materially adversely affected.

We have limited opportunities to develop or acquire new properties.

The casino gaming industry has limited new development opportunities.  Most jurisdictions in which casino gaming is currently permitted place numerical and/or geographical limitations on the issuance of new gaming licenses.  Although a number of jurisdictions in the United States and foreign countries are considering legalizing or expanding casino gaming, in some cases new gaming operations may be restricted to specific locations, such as pari-mutuel racetracks.  Moreover, it is not clear whether the tax, land use planning and regulatory structures that may be applicable to any new gaming opportunity would make the development and operation of a casino financially acceptable.  We expect that there will be intense competition for any attractive new opportunities (which may include acquisitions of existing properties) that do arise, and many of the companies competing for such opportunities will have greater resources and name recognition than we do.  Therefore, we cannot assure you that we will be able to successfully expand our business through new development or acquisitions. In addition, in order to compete for a development opportunity, we may have to incur significant expenses or make investments in capital assets that may decrease in, or even completely lose, value if we are unsuccessful, resulting in financial losses.

Many factors, some of which are beyond our control, could adversely affect our ability to successfully complete our construction and development projects as planned.

General construction risks — delays and cost overruns.  New construction projects, such as we are undertaking in Lake Charles, Louisiana, and expansion projects at our existing properties entail significant risks.  These risks include: (1) shortages of materials (including slot machines or other gaming equipment); (2) shortages of skilled labor or work stoppages; (3) unforeseen construction scheduling, engineering, environmental or geological problems; (4) weather interference, floods, hurricanes, fires or other casualty losses; (5) unanticipated cost increases; (6) delays or increased costs in obtaining required governmental permits and approvals; and (7) construction period disruption to existing operations.

Our anticipated costs and construction periods for construction projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects, consultants and contractors.  The cost of any construction project undertaken by us may vary significantly from initial expectations, and we may have a limited amount of capital resources to fund cost overruns on any project.  If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flows from operations or other financing is available.  The completion date of any of our construction projects could also differ significantly from initial expectations for construction-related or other reasons.  We cannot assure you that any project will be completed on time, if at all, or within established budgets.  Significant delays or cost overruns on our construction projects could have a material adverse effect on our business, financial condition and results of operations.

From time to time, we employ “fast-track” design and construction methods in our construction and development projects, as we are doing to some extent in the construction of Ameristar Lake Charles.  This involves the design of future stages of construction while earlier stages of construction are underway.  Although we believe the use of fast-track design and construction methods may reduce the overall construction time, these methods may not always result in such reductions, often involve greater construction costs than otherwise would be incurred and may increase the risk of disputes with contractors, all of which could have a material adverse effect on our business, financial condition and results of operations.

Construction dependent upon available financing and cash flows from operations.  The availability of funds under our Senior Credit Facility at any time is dependent upon, among other factors, the amount of our Adjusted EBITDA, as defined in the Senior Credit Facility agreement, during the preceding four consecutive fiscal quarters.  Our future operating performance will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control.  Accordingly, we cannot assure you that our future consolidated Adjusted EBITDA and the resulting availability of operating cash flows or borrowing capacity will be sufficient to allow us to undertake or complete future construction projects.

As a result of operating risks, including those described in this section, and other risks associated with a new venture, we cannot assure you that, once completed, any development project will increase our operating profits or operating cash flows.

Our business may be materially adversely impacted by an act of terrorism or by additional security requirements that may be imposed on us.

The U.S. Department of Homeland Security has stated that places where large numbers of people congregate, including hotels, are subject to a heightened risk of terrorism.  An act of terrorism affecting one of our properties, whether or not covered by insurance, or otherwise affecting the gaming, travel or tourism industry in the United States, may have a material adverse effect on our business.  Additionally, our business may become subject to increased security measures designed to prevent terrorist acts.

Our business may be adversely affected by our ability to retain and attract key personnel.

We depend on the continued performance of our entire senior management team.  If we lose the services of any of our key executives or our senior property management personnel and cannot replace such persons in a timely manner, it could have an adverse effect on our business.

We have experienced and expect to continue to experience strong competition in hiring and retaining qualified property and corporate management personnel, including competition from numerous Native American gaming facilities that are not subject to the same taxation regimes as we are and therefore may be willing and able to pay higher rates of compensation.  From time to time, we have a number of vacancies in key corporate and property management positions.  If we are unable to successfully recruit and retain qualified management personnel at our properties or at our corporate level, our results of operations could be adversely affected.

As we recruit personnel, we expect successful candidates to exhibit a collaborative, communicative and collegial nature.  We also employ a high degree of centralization in a generally highly decentralized industry.  These factors create risk in attracting management personnel in a timely fashion, as well as hiring candidates we expect to be successful within our Company.

The concentration and evolution of the slot machine manufacturing industry or other technological conditions could impose additional costs on us.

A substantial majority of our revenues are attributable to slot machines operated by us at our casinos.  It is important that, for competitive reasons, we offer the most popular and up-to-date slot machine games with the latest technology to our guests.

In recent years, the prices of new slot machines with additional features have escalated faster than the general rate of inflation.  Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines.  Participation slot machine leasing arrangements typically require the payment of a fixed daily rental.  Such agreements may also include a percentage payment of coin-in or net win.  Generally, a participation lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may choose to purchase new slot machines or enter into participation lease arrangements that are more expensive than the costs associated with the continued operation of our existing slot machines.  If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We materially rely on a variety of hardware and software products to maximize revenue and efficiency in our operations.  Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate.  Ensuring the successful implementation and maintenance of any new technology acquired is an additional risk.

Any loss from service of our operating facilities for any reason could materially adversely affect us.

Our operating facilities could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, floods, droughts or other severe weather conditions. Our riverboat and barge facilities are especially exposed to these risks and the changes in water levels.

The Ameristar Vicksburg site has experienced ongoing geologic instability that requires periodic maintenance and improvements. Although we have reinforced the cofferdam basin in which the vessel is drydocked on a concrete foundation, further reinforcements may be necessary. We are also monitoring the site and expect that further steps will be necessary to stabilize the site in order to permit operations to continue. A site failure would require Ameristar Vicksburg to limit or cease operations.

The loss of an operating facility from service for any period of time likely would adversely affect our operating results and borrowing capacity under our Senior Credit Facility in an amount that we are unable to reasonably accurately estimate. It could also result in the occurrence of an event of a default under our Senior Credit Facility.

We are subject to non-gaming regulation.

We are subject to certain federal, state and local environmental laws, regulations and ordinances that apply to non-gaming businesses generally, including the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990.  Under various federal, state and local laws and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on its property, regardless of whether or not the present owner or operator knows of, or is responsible for, the presence of such substances or wastes.  We have not identified any issues associated with our properties that could reasonably be expected to have an adverse effect on us or the results of our operations.  However, certain of our properties are located in industrial areas or were used for industrial purposes for many years.  As a consequence, it is possible that historical or neighboring activities have affected one or more of our properties and that, as a result, environmental issues could arise in the future, the precise nature of which we cannot now predict.  We do not have environmental liability insurance to cover most such events, and the environmental liability insurance coverage we maintain to cover certain events includes significant limitations and exclusions.  In addition, if we discover any significant environmental contamination affecting any of our properties, we could face material remediation costs or additional development costs for future expansion activities.

Regulations adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department require us to report currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number.  U.S. Treasury Department regulations also require us to report certain suspicious activity, including any transaction that exceeds $5,000 if we know, suspect or have reason to believe that the transaction involves funds from illegal activity or is designed to evade federal regulations or reporting requirements.  Substantial penalties can be imposed against us if we fail to comply with these regulations.

Our riverboats must comply with certain federal and state laws and regulations with respect to boat design, on-board facilities, equipment, personnel and safety.  In addition, we are required to have third parties periodically inspect and certify all of our casino barges for stability and single compartment flooding integrity.  Our casino barges also must meet local fire safety standards.  We would incur additional costs if any of our gaming facilities were not in compliance with one or more of these regulations.

We are also subject to a variety of other federal, state and local laws and regulations, including those relating to zoning, construction, land use, employment, marketing and advertising and the sale of alcoholic beverages.  If we are not in compliance with these laws and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

The imposition of a substantial penalty or the loss of service of a gaming facility for a significant period of time would have a material adverse effect on our business.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, we will receive Outstanding Notes in like original principal amount. All Outstanding Notes received in the exchange offer will be cancelled. Because we are exchanging the Exchange Notes for the Outstanding Notes, which have substantially identical terms, the issuance of the Exchange Notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the Outstanding Notes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012, on a consolidated basis. The information presented in the table below should be read in conjunction with “Selected Historical Consolidated and Other Financial Data” included elsewhere in this prospectus as well as the consolidated historical financial statements and notes thereto incorporated into this prospectus by reference.

As of June 30, 2012
(unaudited)
(in millions)
Cash and cash equivalents	$135.5
Long-term debt:
Revolving loan facility, at variable interest (2.7% at June 30, 2012); principal due April 14, 2016	$0.0
Term loan A facility, at variable interest (2.7% at June 30, 2012); principal due April 14, 2016 subject to certain amortization requirements	197.5
Term loan B facility, at variable interest (4.0% at June 30, 2012); principal due April 14, 2018 subject to certain amortization requirements (net of $1.5 discount at June 30, 2012)	684.8
Senior notes, unsecured, 9.25% fixed interest, payable semi-annually on June 1 and December 1, principal due June 1, 2014	0.5
Senior notes, unsecured, 7.5% fixed interest, payable semi-annually on April 15 and October 15, principal due April 15, 2021 (net of $0.6 premium at June 30, 2012)	1,040.6
Other borrowings	0.1
Total long-term debt	1,923.5
Stockholders’ deficit	(28.0)
Total capitalization	$1,895.5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated financial information. This data was derived, in part, from our historical audited consolidated financial statements for each of the five years ending December 31, 2011 and from our unaudited interim consolidated financial statements for the six months ended June 30, 2012 and June 30, 2011 and reflects the results of our operations and financial position at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes, which are incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as well as other financial data included herein.

Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation of those statements. Our results for the six months ended June 30, 2012 are not necessarily indicative of the results for the year ending December 31, 2012.

	Year Ended December 31,					Six Months Ended June 30,
	2011	2010	2009	2008	2007	2012	2011
	(amounts in thousands, except per share data)					(unaudited)
Statement of Operations Data (1):
REVENUES:
Casino	$1,248,616	$1,247,034	$1,254,590	$1,296,806	$1,083,380	$623,063	$630,981
Food and beverage	138,192	134,854	135,941	156,987	136,471	67,940	68,320
Rooms	77,870	79,403	66,411	56,024	30,844	38,758	38,918
Other	28,905	30,559	32,692	38,491	30,387	13,967	14,413
	1,493,583	1,491,850	1,489,634	1,548,308	1,281,082	743,728	752,632
Less: Promotional allowances	(279,077)	(302,568)	(274,189)	(280,406)	(200,559)	(135,341)	(138,795)
Net revenues	1,214,506	1,189,282	1,215,445	1,267,902	1,080,523	608,387	613,837
OPERATING EXPENSES:
Casino	537,094	544,001	556,684	604,747	478,504	269,356	275,402
Food and beverage	59,467	64,451	65,633	74,650	70,439	27,181	26,457
Rooms	14,904	17,591	10,466	11,221	9,341	3,898	3,780
Other	10,519	12,419	14,240	21,154	19,157	4,883	5,239
Selling, general and administrative	259,151	244,964	241,853	265,622	229,801	121,040	128,548
Depreciation and amortization	105,922	109,070	107,005	105,895	94,810	53,520	52,546
Impairment of goodwill(2)	—	21,438	111,700	130,300	—	—	—
Impairment of other intangible assets(2)	—	34,791	—	184,200	—	—	—
Impairment of fixed assets	245	224	3,929	1,031	4,758	—	—
Net loss (gain) on disposition of assets	(45)	255	411	683	1,408	228	(119)
Total operating expenses	987,257	1,049,204	1,111,921	1,399,503	908,218	480,106	491,853
Income (loss) from operations	227,249	140,078	103,524	(131,601)	172,305	128,281	121,984
OTHER INCOME (EXPENSE):
Interest income	15	452	515	774	2,113	33	3
Interest expense, net of capitalized interest	(106,623)	(121,233)	(106,849)	(76,639)	(57,742)	(55,706)	(52,219)
Loss on early retirement of debt	(85,311)	—	(5,365)	—	—	—	(85,296)
Other	(784)	1,463	2,006	(3,404)	(178)	834	304
Income (loss) before income tax provision (benefit)	34,546	20,760	(6,169)	(210,870)	116,498	73,442	(15,224)
Income tax provision (benefit)	27,752	12,130	(1,502)	(80,198)	47,065	14,454	4,243
NET INCOME (LOSS)	$6,794	$8,630	$(4,667)	$(130,672)	$69,433	$58,988	$(19,467)
EARNINGS (LOSS) PER SHARE:
Basic	$0.17	$0.15	$(0.08)	$(2.28)	$1.22	$1.79	$(0.41)
Diluted	$0.17	$0.15	$(0.08)	$(2.28)	$1.19	$1.73	$(0.41)
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	40,242	58,025	57,543	57,191	57,052	32,939	47,860
Diluted	41,136	58,818	57,543	57,191	58,322	34,138	47,860

	As of June 30, 2012	As of December 31, 2011
	(amounts in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$135,527	$85,719
Total assets	$2,058,481	$2,012,039
Total long-term debt, excluding discount of $860 and $8,258	$1,924,375	$1,934,322
Stockholders’ (deficit)	$(28,008)	$(90,578)

(1)	We acquired our East Chicago property on September 18, 2007 and its operating results are included only from the acquisition date.

(2)

As required under ASC Topic 350, we perform an assessment of our goodwill and other intangible assets at least annually to determine if the carrying value exceeds the fair value. During the years ended December 31, 2010, 2009 and 2008, we impaired the intangible assets at Ameristar East Chicago due to weakening economic conditions and changes in the forecasted operations that materially affected the property’s fair value. As a result, in 2010, 2009 and 2008 we recorded non-cash impairment charges relating to the goodwill and gaming license acquired in the purchase of the East Chicago property of $56.0 million, $111.7 million and $314.5 million, respectively. Additionally in 2010, we performed an impairment review of Ameristar St. Charles’ HOME nightclub service mark license due to the permanent closure of the nightclub that resulted in $0.2 million of impairment charges.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the Outstanding Notes on April 19, 2012. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange Outstanding Notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on December 3, 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•              to extend the expiration time;

•              if any of the conditions set forth below under “— Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any Outstanding Notes for exchange; and

•              to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of Outstanding Notes may tender in the exchange offer. When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who desires to tender Outstanding Notes for exchange must, at or prior to the expiration time:

•              transmit a properly completed and duly executed letter of transmittal, the Outstanding Notes being tendered and all other documents required by such letter of transmittal, to Wilmington Trust, National Association, the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•              if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (DTC) to the exchange agent at the address set forth below under the heading “— The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•              if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•              is transmitted by DTC;

•              is received by the exchange agent and forms a part of a book-entry transfer;

•              states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•              states that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•              by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•              for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the Exchange Agent; for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States and certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the person who signed the letter of transmittal, the Outstanding Notes tendered for exchange must be endorsed by, or accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Notes tendered for exchange and all other required documents. We reserve the absolute right to:

•              reject any and all tenders of any Outstanding Note not validly tendered;

•              refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful;

•              waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•              determine the eligibility of any holder who seeks to tender Outstanding Notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any Outstanding Notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all Outstanding Notes. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such Outstanding Notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•              at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•              the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “— The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•              specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•              identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes;

•              where Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC; and

•              bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such Outstanding Notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all Outstanding Notes validly tendered and not validly withdrawn as of such date. We will promptly issue Exchange Notes for all validly tendered Outstanding Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive an Exchange Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of Exchange Notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the Outstanding Notes. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•              any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•              any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the Notes under the Trust Indenture Act of 1939, as amended;

•              any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable Exchange Notes in the exchange offer. See “— Consequences of Failure to Exchange Outstanding Notes”;

•              any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, prospects, operations or results of operations taken as a whole, that is or may be adverse to us;

•              any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•              we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the Exchange Notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the Exchange Notes for Outstanding Notes.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses that we will incur in connection with the exchange offer, including:

•              SEC registration fees;

•              fees and expenses of the exchange agent and trustee;

•              our accounting and legal fees;

•              printing fees; and

•              related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed Wilmington Trust, National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance respecting the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below:

Deliver to:

Wilmington Trust, National Association

By hand delivery, mail or overnight courier at:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Sam Hamed

or

By facsimile transmission

(for eligible institutions only):

(302) 636-4139

Confirm by telephone:

(302) 636-6181

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture and the legend contained on the Outstanding Notes regarding the transfer restrictions of the Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the Outstanding Notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•              the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•              the Exchange Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•              neither the holder, nor, to the actual knowledge of such holder, any other person receiving Exchange Notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued in the exchange offer;

•              if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

•              if such a holder is a broker-dealer, such broker-dealer will receive the Exchange Notes for its own account in exchange for Outstanding Notes and:

•              such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•              it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Exchange Notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of Outstanding Notes) by delivery of the prospectus relating to the exchange offer.) See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that it meets each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our Outstanding Notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders Outstanding Notes in the exchange offer for the purpose of participating in a distribution:

•              may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•              must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The Exchange Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders offering or selling the Exchange Notes. We currently do not intend to register or qualify the offer or sale of the Exchange Notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other things, that if:

•              we determine that an exchange offer registration is not available or may not be consummated as soon as practicable after the expiration of the exchange offer because it would violate applicable law or the applicable interpretations of the SEC’s staff;

•              the exchange offer is not consummated by January 21, 2013;

•              any holder (other than an initial purchaser of the Outstanding Notes) is not entitled to participate in the exchange offer;

•              any initial purchaser of the Outstanding Notes so requests with respect to Outstanding Notes that are not eligible to be exchanged for Exchange Notes and are held by such initial purchaser following the termination of the exchange offer; or

•              any initial purchaser of the Outstanding Notes that participates in the exchange offer (and tenders its Outstanding Notes prior to the expiration thereof), does not receive Exchange Notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or as a participating broker-dealer);

we will file a registration statement under the Securities Act relating to a shelf registration of the Outstanding Notes for resale by holders and use our reasonable best efforts to have such shelf registration statement declared effective by the SEC. We are required to use our reasonable best efforts to keep the shelf registration statement effective from the date the shelf registration is declared effective until the earlier of (i) April 26, 2014 and (ii) the date upon which all the Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The registration rights agreement provides that we may delay the filing or the effectiveness of a registration statement or suspend the availability of a registration statement for a period of up to 60 consecutive days (no more than three times during any calendar year):

•              because of the occurrence of other material events or developments with respect to us that would need to be described in the registration statement, and the effectiveness of the registration statement is reasonably required to be suspended while the registration statement is amended or supplemented to reflect such events or developments;

•              because of the existence of material events or developments with respect to us, the disclosure of which we determine in good faith would have a material adverse effect on our business, operations or prospects; or

•              because we do not wish to disclose publicly a pending material business transaction that has not yet been publicly disclosed.

Any delay period as described above will stay the accrual of any additional interest that would have been otherwise payable under the registration rights agreement.

We will provide to the holder or holders of the applicable Outstanding Notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the shelf registration statement for the applicable Outstanding Notes has become effective and take certain other actions as are required to permit resales of the applicable Outstanding Notes under the shelf registration statement. A holder of Outstanding Notes that sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, and would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

If (A) we have not exchanged Exchange Notes for all Outstanding Notes validly tendered in accordance with the terms of the exchange offer on or prior to the 270th day after the issue date (i.e., by January 21, 2013) and (B) if applicable, (i) a shelf registration statement covering resales of the applicable Notes has not been declared effective on or prior to the 330th day after the issue date (i.e., by March 22, 2013), or (ii) has been declared effective and such shelf registration statement ceases to be effective for more than 30 consecutive days or more than 60 days (whether or not consecutive) at any time during the shelf registration period (subject to certain exceptions), then additional interest (“Additional Interest”) shall accrue on the principal amount of the applicable Notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum) commencing on (x) the 271st day after the issue date, in the case of (A) above, or (y) the 331st day after the issue date, in case of (B)(i) above or (z) the 31st day or 61st day, as applicable, following the date on which such shelf registration statement ceases to be effective, in the case of (B)(ii) above; provided, however, that upon the exchange of Exchange Notes for all Outstanding Notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement (in the case of clause (B) above), Additional Interest on such Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest due will be payable in cash on the same interest payment dates as interest on the Notes is payable.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following description of indebtedness is qualified in its entirety by reference to the Senior Credit Facility and the documents governing such indebtedness.

Senior Credit Facilities

On April 14, 2011, we obtained the $1.4 billion Senior Credit Facility. The Senior Credit Facility consists of (i) a $200 million A term loan that was fully borrowed at closing and matures in April 2016, (ii) a $700 million B term loan that was fully borrowed at closing and matures in April 2018 and (iii) a $500 million revolving loan facility, $368 million of which was borrowed at closing and which matures in April 2016. The $700.0 million B term loan was sold at a price of 99.75% of the principal amount. Upon the satisfaction of certain conditions, we have the option to increase the total amount available under the Senior Credit Facility by up to the greater of an additional $200 million or an amount determined by reference to our Total Net Leverage Ratio (as defined in the Senior Credit Facility agreement).

The A term loan and the revolving loan facility bear interest at the LIBOR plus 2.5% per annum or the base rate plus 1.5% per annum, at the Company’s option. The B term loan bears interest at LIBOR (subject to a LIBOR floor of 1.0%) plus 3.0% per annum or the base rate (subject to a base rate floor of 2.0%) plus 2.0% per annum, at the Company’s option. The LIBOR margin for the A term loan and the revolving loan facility is subject to reduction based on the Total Net Leverage Ratio as defined in the Senior Credit Facility agreement. We pay a commitment fee on the unused portion of the revolving loan facility of 0.50% per annum, which is subject to reduction based on the Total Net Leverage Ratio.

The Senior Credit Facility agreement requires certain mandatory principal repayments prior to maturity for both term loans. The A term loan requires the following principal amortization: 3.75% in 2012; 12.5% in 2013; 18.75% in 2014; 50% in 2015; and the remaining 15% in 2016. The B term loan requires mandatory principal reductions of 1% per annum, with the remaining 93.25% due at maturity.

At June 30, 2012 the principal debt outstanding under the Senior Credit Facility consisted of $197.5 million under the A term loan facility and $684.8 million (net of discount) under the B term loan facility. All mandatory principal repayments have been made through June 30, 2012. As of June 30, 2012, the amount of the revolving loan facility available for borrowing was $496.0 million, after giving effect to $4.0 million of outstanding letters of credit.  As of June 30, 2012, the Company was in compliance with all applicable covenants under the Senior Credit Facility.

For a more complete description of our liquidity and our debt instruments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 6 of the notes to the consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The terms of the obligations described above are complicated; therefore, you should consult the governing agreements, which we have filed as exhibits to our SEC reports, for more detailed information regarding those obligations.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Company” refers only to Ameristar Casinos, Inc. and not to any of its subsidiaries or affiliates.

On April 14, 2011, the Company issued $800.0 million in aggregate principal amount of 7.50% Senior Notes due 2021 (together with any notes issued in exchange therefor and registered under the Securities Act, the “2011 Senior Notes”) under an indenture, dated as of April 14, 2011, among itself, the initial Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), as supplemented on February 23, 2012, April 26, 2012 and July 18, 2012 (as supplemented, the “Indenture”). On April 26, 2012, the Company issued $240.0 million in aggregate principal amount of additional 7.50% Senior Notes due 2021 (the “Outstanding Notes”) pursuant to the Indenture.

The Company will issue in exchange for the Outstanding Notes up to $240.0 million in aggregate principal amount of 7.50% Senior Notes due 2021 that have been registered under the Securities Act (the “Exchange Notes”).  The term “2012 Senior Notes” refers to both the Outstanding Notes and the Exchange Notes.  The term “Notes” refers collectively to the 2011 Senior Notes and the 2012 Senior Notes.  The terms of the Indenture are equally applicable to the 2011 Senior Notes and the 2012 Senior Notes, which are identical to and pari passu with each other and part of the same single series. The terms of the Exchange Notes and the Outstanding Notes are substantially identical, except that the Exchange Notes:

•              will have been registered under the Securities Act;

•              will not contain transfer restrictions and registration rights that relate to the Outstanding Notes; and

•              will not contain provisions relating to the payment of Additional Interest.

The Exchange Notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Holders of the Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes will vote together as a single series of notes with holders of the Exchange Notes and the 2011 Senior Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders of a series of notes (including acceleration following an Event of Default, as defined below under “— Events of Default”) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the Notes. Accordingly, all references in this section will be deemed to mean the requisite percentage in aggregate principal amount of the Notes then outstanding.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture is available as described above under the heading “Where You Can Find More Information” and is also filed as an exhibit to the registration statement of which this prospectus forms a part.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•              are general senior unsecured obligations of the Company;

•              are pari passu in right of payment with all of our existing and future senior Indebtedness;

•              are effectively subordinated in right of payment to all of our existing and future secured Indebtedness, including indebtedness under the Bank Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

•              are senior in right of payment to any future senior subordinated or subordinated Indebtedness of the Company; and

•              are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Guarantees

The Notes are guaranteed by each of the existing Material Subsidiaries of the Company, and, subject to compliance with applicable gaming laws, all future Material Restricted Subsidiaries of the Company or any Subsidiary that is a guarantor under the Bank Credit Agreement, which are all of the direct and indirect Material Subsidiaries of the Company except any existing Subsidiary or future Material Subsidiary that is designated by the Company in accordance with the Indenture to be an Unrestricted Subsidiary.

The Guarantees of the Notes:

•              are general senior unsecured obligations of each Guarantor;

•              are pari passu in right of payment to all of the applicable Guarantor’s existing and future senior Indebtedness;

•              are effectively subordinated to all secured Indebtedness of each Guarantor, including indebtedness under the Bank Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

•              are structurally subordinated to all liabilities of any Subsidiary of a Guarantor that is not a Guarantor.

As of June 30, 2012, the amount of the revolving loan facility available for borrowing was $496.0 million, after giving effect to $4.0 million of outstanding letters of credit, and our Subsidiaries that are not Guarantors had no Indebtedness or other liabilities.

As of the date of issuance of the Exchange Notes, all of our Subsidiaries will be “Restricted Subsidiaries.” Under the circumstances described below, we are permitted to designate certain Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these Notes.

The obligations of each Guarantor under its Guarantee are limited to support findings that the Guarantee will not constitute a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Notes — Federal and State Statutes Allow Courts, Under Specific Circumstances, to Void the Guarantees and Require Shareholders to Return Payments Received From Us or the Guarantors.”

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants — Merger, Consolidation or Sale of Assets.” In the event of a sale or other disposition of all or substantially all of the properties and assets of any Guarantor, by way of merger, consolidation or otherwise, or the sale of all of the Capital Stock of a Guarantor, whether by way of merger, consolidation or otherwise, in either case provided that such sale or other disposition complies with the provisions set forth in “Repurchase at the Option of Holders — Asset Sales” (other than provisions for future application of the Net Cash Proceeds), or in the event of the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture, or upon a discharge of the Indenture in accordance with “— Satisfaction and Discharge” or upon any Legal Defeasance or Covenant Defeasance of the Indenture, the Guarantor’s Guarantee will be released.

Each of the Guarantors is a Restricted Subsidiary of the Company and the existing Guarantors collectively constitute substantially all of the Company’s direct and indirect Subsidiaries. The Company is a holding company with no operations or material assets other than its investment in the Guarantors, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company and its Subsidiaries on a consolidated basis. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because such Guarantors are jointly and severally liable with respect to the Company’s obligations pursuant to the Notes.

Gaming Regulations

By accepting a Note, each holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming Laws and Gaming Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming Laws or conduct gaming activities.

Principal, Maturity and Interest

The Company issued $240,000,000 in aggregate principal amount of Outstanding Notes on April 26, 2012.  The Company has previously issued $800,000,000 in aggregate principal amount of notes that were subsequently exchanged for the 2011 Senior Notes.  The Company may issue additional notes from time to time after this offering. Any issuance of additional notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the Indenture will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, provided that if any additional notes are not fungible for United States federal income tax purposes with any of the Notes previously issued, such additional notes will have a separate CUSIP number. Notes are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on April 15, 2021.

Interest on the Notes accrues at the rate of 7.50% per annum.  Interest on the 2012 Senior Notes accrues from April 15, 2012. Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, with the initial interest payment on the 2012 Senior Notes payable October 15, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding April 1 and October 1.

Additional Interest is payable with respect to the Outstanding Notes in certain circumstances if the Company does not consummate the Exchange Offer (or shelf registration, if applicable) as provided in the registration rights agreement, as further described under “Exchange Offer; Registration Rights.”

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on Notes held by such holder in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Company maintained for such purpose unless the Company elects to make interest payments by check mailed to the holders at the addresses set forth in the register of holders; provided that all payments with respect to Global Notes, and any definitive Notes the holder of which has given wire transfer instructions to the Company, will be made by wire transfer. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Optional Redemption

Except as set forth below and under the next two headings, the Company does not have the option to redeem the Notes prior to April 15, 2015. Thereafter, the Company has the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2015	105.625%
2016	103.750%
2017	101.875%
2018 and thereafter	100.00%

Notwithstanding the foregoing, the Company may, at any time prior to April 15, 2014, redeem up to 35% of the initially outstanding aggregate principal amount of Notes with the net cash proceeds of one or more Equity Offerings of the Company at a redemption price in cash of 107.50% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the redemption date, subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date; provided that:

(1) at least 65% of the initially outstanding aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption; and

(2) such redemption shall occur within 90 days after the date on which such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Redemption at Make-Whole Premium

At any time prior to April 15, 2015, the Company may also redeem all or any part of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date.

Redemption Based on Gaming Laws

Notwithstanding any other provision of the Indenture, if:

(1) any Gaming Authority makes a determination of unsuitability of a holder or beneficial owner of Notes (or of an Affiliate of such holder or beneficial owner), or

(2) any Gaming Authority requires that a holder or beneficial owner of Notes (or an Affiliate thereof) must either (i) be licensed, qualified or found suitable or otherwise obtain any approval, consent, permit or finding under any applicable Gaming Laws or (ii) reduce its position in the Notes to below a level that would require licensure, qualification or a finding of suitability, and such holder or beneficial owner (or Affiliate thereof):

(a) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority,

(b) fails to reduce its position in the Notes appropriately, or

(c) is denied such license or qualification or not found suitable or denied such other approval, consent, permit or finding or otherwise fails to qualify under applicable Gaming Laws,

the Company shall have the right, at any time from or after the Initial Issue Date, at its option:

(1) to require any such holder or beneficial owner to dispose of all or a portion of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(2) to call for the redemption of all or a portion of the Notes of such holder or beneficial owner at a redemption price equal to the least of:

(a) the principal amount thereof together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date),

(b) the price at which such holder or beneficial owner acquired the Notes, together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date),

(c) the fair market value of the Notes to be redeemed on the date of redemption, or

(d) such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of Notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied approval, consent, a permit, a license, qualification or a finding of suitability, the holder or beneficial owner will not have any further rights with respect to the Notes to:

(1) exercise, directly or indirectly, through any Person, any right conferred by the Notes,

(2) receive any interest or Additional Interest, if any, or any other distribution or payment with respect to the Notes, or

(3) receive any remuneration in any form from the Company or its Affiliates for services rendered or otherwise, except the redemption price of the Notes.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner (or an Affiliate thereof) applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the holders of Notes as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2) if the Notes are not so listed, on a pro rata basis, by lot (in the case of a partial redemption) or in accordance with the procedures of DTC.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures).

No Note of a principal amount of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company).

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to such redemption. On and after the redemption date, subject to the satisfaction of any conditions to such redemption, interest ceases to accrue on Notes or portions of them called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed.

Mandatory Redemption

Except as described below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control.  Upon the occurrence of a Change of Control, unless the Company has previously or concurrently mailed a redemption notice for all of the Notes as permitted under “-Optional Redemption” or ‘-Redemption at Make-Whole Premium,” each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof; provided that no Note of a principal amount of $2,000 or less shall be redeemed in part) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of repurchase, subject to the rights of holders of Notes on the relevant record dates occurring prior to such repurchase date to receive interest on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Offer may be made up to 60 days prior to the occurrence of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes and, to the extent that the provisions of any such laws or rules conflict with the provisions of this covenant, the Company’s compliance with such laws and rules shall not in and of itself cause a breach of the Company’s obligations under this covenant.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered by such holder, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain restrictions on the ability of the Company to purchase any Notes, and also may provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consents of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain all such requisite consents or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. There can be no assurance that in the event of a Change of Control the Company will have sufficient funds, or that it will be permitted under the terms of the Bank Credit Agreement, to satisfy its obligations with respect to any or all of the tendered Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The presence of the Company’s Note repurchase obligation in the event of a Change of Control may deter potential bidders from attempting to acquire the Company, whether by merger, tender offer or otherwise. Such deterrence may have an adverse effect on the market price for the Company’s securities, particularly its common stock.

Asset Sales.  No Obligor will, directly or indirectly:

(1) consummate an Asset Sale unless such Obligor receives consideration at the time of such Asset Sale (determined at such time or at such earlier time as such Obligor becomes obligated to complete such Asset Sale) at least equal to the fair market value of the assets sold or of which other disposition is made (as determined in good faith by the Company and, in the case of Asset Sales involving consideration in excess of $25 million, as evidenced by a resolution of the Board of the Company), and

(2) consummate or enter into a binding obligation to consummate an Asset Sale unless at least 75% of the consideration received by such Obligor from such Asset Sale will be cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities as shown on the Obligor’s most recent balance sheet (or in the notes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on such Obligor’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet, as determined by the Company) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets,

(b) to the extent of the cash received, any notes or other obligations or securities or assets received by such Obligor from such transferee that are converted by such Obligor into cash within 180 days of receipt, and

(c) Productive Assets.

Upon the consummation of an Asset Sale, the Company or the affected Obligor will be required to apply an amount equal to all Net Cash Proceeds (excluding amounts received and considered as “cash” pursuant to clauses (2)(a) and (2)(c) of the first paragraph of this covenant) that are received from such Asset Sale within 360 days of the receipt thereof either:

(1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture;

(2) to repay Indebtedness under the Bank Credit Agreement (or other Indebtedness of the Company or such Obligor, as applicable, secured by a Lien permitted by the Indenture (other than Indebtedness owed to the Company or another Restricted Subsidiary (or any Affiliate thereof) or Indebtedness that is subordinated to the Notes or the Guarantees)), and, in the case of any such repayment under any revolving credit or other facility that permits future borrowings, effect a permanent reduction in the availability or commitment under such facility; and/or

(3) a combination of prepayment and reinvestment as permitted by the foregoing clauses (1) and (2).

Pending the final application of any such Net Cash Proceeds, the Obligors may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 361st day after an Asset Sale (or in the case of any amount committed to reinvestment, on the 181st day following the 361st day after an Asset Sale if such amount is not actually so reinvested) or such earlier date, if any, as the Board of the Company or the affected Obligor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (1), (2), or (3) of the preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (1), (2), or (3) of the preceding paragraph (each a “Net Proceeds Offer Amount”), will be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis (a) Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon and Additional Interest, if any, on the Net Proceeds Offer Payment Date, and (b) other Indebtedness Incurred by the Company which is pari passu with the Notes, in each case to the extent required by the terms thereof; provided that if at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Obligor in connection with such Asset Sale (other than non-cash consideration deemed to be cash as provided in clause (2)(b) above) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes or other senior Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Obligors may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any non-cash proceeds received in connection with an Asset Sale) that are distributed to or received by any Obligor will be required to be applied by the Obligors in accordance with the provisions of this paragraph.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the date of the Indenture from all Asset Sales by the Obligors in respect of which a Net Proceeds Offer has not been made aggregate at least $50 million, at which time the affected Obligor will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $50 million or more will be deemed to be a Net Proceeds Offer Trigger Date).

The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes and, to the extent that the provisions of any such laws or rules conflict with the provisions of this covenant, the Company’s compliance with such laws and rules shall not in and of itself cause a breach of the Company’s obligations under this covenant.

Certain Covenants

Restricted Payments.

Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company’s or such Restricted Subsidiary’s Equity Interests in their capacity as such;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary or of any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

(iii) make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except (i) a payment of principal, interest or other amounts in satisfaction of satisfying a sinking fund obligation, principal installment or the Stated Maturity thereof, in each case due within one year of the date of such payment, purchase or redemption or (ii) a payment made to the Company or any Restricted Subsidiary; or

(iv) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a “Restricted Payment”),

if at the time of such proposed Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default has occurred, and is continuing or would result therefrom;

(2) the Company is not, or would not be, able to Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test described in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,”; or

(3) the aggregate amount of Restricted Payments (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in the good faith reasonable judgment of the Company) exceeds or would exceed the sum, without duplication, of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning on January 1, 2011 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which internal financial statements are available, plus

(b) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company or the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced by the conversion or exchange of debt securities or Disqualified Capital Stock into or for Qualified Capital Stock of the Company (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to the Initial Issue Date and on or prior to the date of the making of such Restricted Payment (excluding any Qualified Capital Stock of the Company the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Company or any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Company or any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other Productive Assets, plus

(c) 100% of the aggregate cash received by the Company subsequent to the Initial Issue Date and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants (whether issued prior to or after the Initial Issue Date) to purchase Qualified Capital Stock of the Company, plus

(d) to the extent that any Restricted Investment that was made after the Initial Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or any dividends, distributions, interest payments, principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case (i) reduced by the amount of any Amount Limitation Restoration (as defined below) for such Restricted Investment and (ii) valued at the cash or fair market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), and to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after the Initial Issue Date is terminated or cancelled, the excess, if any, of (x) the amount by which such Restricted Investment reduced the sum otherwise available for making Restricted Payments under this first paragraph of the Restricted Payment covenant, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation, plus

(e) to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Initial Issue Date, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the Initial Issue Date, the amount of the Company and its Restricted Subsidiaries’ Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the Initial Issue Date; provided that any amount so determined in (i) or (ii) shall be reduced to the extent that such Restricted Investment shall have been recouped as an Amount Limitation Restoration to the Amount Limitation of clause (5) below.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend or distribution will be deemed to have been made as of its date of declaration for purposes of this clause (1);

(2) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (a) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company;

(3) the payment, redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate in right of payment to the Notes or the Guarantees (a) solely in exchange for (i) shares of Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness, or (b) through the application of the net proceeds of a sale for cash (other than to an Obligor) within 45 days of such sale of (i) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness or (c) within one year of the scheduled final maturity thereof;

(4) redemptions, repurchases or repayments to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Subsidiary or deemed necessary by the Board of the Company in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority or other right to conduct lawful gaming operations;

(5) repurchases by the Company of its common stock, options, warrants or other securities exercisable or convertible into such common stock from employees, officers, consultants or directors of the Company or any of its respective Subsidiaries upon death, disability or termination of employment, relationship or directorship of such employees, officers, consultants or directors;

(6) the payment of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

(a) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary),

(b) to the extent required by applicable law, or

(c) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary, the payment of which amounts under this clause (c) is required by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document;

provided, that except in the case of clause (b) or (c), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (b) or (c), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

(7) the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(8) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options, or upon the vesting of restricted stock, restricted stock units or performance share units to the extent the amount of such repurchase is deducted as compensation expense in the determination of Consolidated Net Income or is necessary to satisfy tax withholding obligations attributable to such vesting;

(9) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Initial Issue Date in accordance with the Consolidated Coverage Ratio test described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) payments in lieu of fractional shares of the Company’s Capital Stock;

(11) that portion of Restricted Investments the payment for which consists exclusively of the Company’s Qualified Capital Stock;

(12) dividends on the Company’s Capital Stock not to exceed $16 million in any fiscal year; provided that an amount not used in any fiscal year may be carried forward and applied in any subsequent fiscal year;

(13) the acquisition of Capital Stock by the Company pursuant to the Stock Purchase Agreement;

(14) the repurchase, redemption or other acquisition or retirement for value of subordinated Indebtedness of the Company or its Restricted Subsidiaries pursuant to provisions substantially similar to those described under “— Repurchase at the Option of Holders — Asset Sales” and “— Repurchase at the Option of Holders — Change of Control”; provided that all Notes tendered by holders in connection with a Change of Control Offer or Net Proceeds Offer, as applicable, have been repurchased, redeemed or acquired for value; or

(15) other Restricted Payments not to exceed $150 million in the aggregate made on or after the Initial Issue Date; provided no Default or Event of Default then exists or would result therefrom.

In determining the aggregate amount of Restricted Payments made subsequent to the Initial Issue Date, Restricted Payments made pursuant to clauses 3(a)(ii), 3(b)(ii), (5), (6), (7), (8), (9), (10), (11), (12), (13) or (14) of the immediately preceding paragraph shall, in each case, be excluded from such calculation; provided, that any amounts expended or liabilities incurred in respect of fees, premiums or similar payments in connection therewith shall be included in such calculation. Restricted Payments under clause (15) shall be limited to the amount of $150 million set forth in such clause (an “Amount Limitation”). The Amount Limitation shall be permanently reduced at the time of any Restricted Payment made under such clause; provided, however, that to the extent that a Restricted Investment made under such clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, interest payments, principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of such Restricted Investment, valued, in each such case at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), or to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after the Initial Issue Date is terminated or cancelled, the excess, if any of (x) the amount by which such Restricted Investment counted toward the Amount Limitation, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation, then the Amount Limitation for such clause shall be increased by the amount so received by the Company or a Restricted Subsidiary or the amount of such excess of (x) over (y) (an “Amount Limitation Restoration”). In no event shall the aggregate Amount Limitation Restoration for a Restricted Investment exceed the original amount of such Restricted Investment.

With respect to clause (15) above, the Amount Limitation under such clause shall also be increased when any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (each such increase also referred to as an “Amount Limitation Restoration”) by the lesser of (i) the fair market value of the Restricted Investment made under clause (15) above in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary as of the date of redesignation, as the case may be, or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the Initial Issue Date, the amount of the Company’s Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Investments (each valued as of the date made) made under clause (15) above in such Unrestricted Subsidiary after the Initial Issue Date.

Not less than once each fiscal quarter in which the Company has made a Restricted Payment pursuant to Section 3 of the first paragraph of this covenant or clause (15) above, the Company shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment (and any Amount Limitation Restoration relied upon in making such Restricted Payment) made during the prior fiscal quarter complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event that the Company makes one or more Restricted Payments in an amount exceeding $10 million during the prior fiscal quarter that have not been covered by an officers’ certificate issued pursuant to the immediately preceding sentence, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payments (and any Amount Limitation Restoration relied upon in making such Restricted Payment) comply with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event the Company fails to deliver any such report described in this paragraph to the Trustee, such failure shall not constitute a Default until and unless the Company has failed to deliver such report within 30 days after written notice to the Company of such failure by the Trustee or by a holder.

For purposes of this covenant, it is understood that the Company may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment that complied with the conditions of this covenant, made in reliance on such calculation by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this covenant, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant to the extent that such deemed Restricted Payments would not be excluded from such calculation under the second paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in the good faith reasonable judgment of the Company).

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, directly or indirectly:  (1) Incur any Indebtedness or issue any Disqualified Capital Stock, or (2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness; provided, however, that the Company may issue Disqualified Capital Stock and may Incur Indebtedness (including, without limitation, Acquired Debt), and any Obligor (other than the Company) may issue preferred stock or Incur Indebtedness (including, without limitation, Acquired Debt), if immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company’s Consolidated Coverage Ratio would not be less than 2.00:1.00.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Indebtedness”):

(1) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Initial Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(2) Indebtedness Incurred by the Company under the $800,000,000 aggregate principal amount of the 2011 Senior Notes issued on the Initial Issue Date and by the Guarantors under the Guarantees and the notes (and guarantees thereof) issued in exchange for the 2011 Senior Notes pursuant to the registration rights agreement;

(3) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence (after giving pro forma effect to the application of the proceeds of such Incurrence), including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (3), shall not exceed the greater of (i) $1.8 billion and (ii) 3.50x Consolidated EBITDA of the Company and its Restricted Subsidiaries for the twelve-month period ended at the end of the most recent fiscal quarter for which financial statements are available (including pro forma adjustments to Consolidated EBITDA set forth in the definition of “Consolidated Coverage Ratio”), to be reduced dollar-for-dollar by the aggregate amount of all Net Cash Proceeds of Asset Sales applied by an Obligor to repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(4) Indebtedness of a Restricted Subsidiary to the Company or any Restricted Subsidiary, or of the Company to any Restricted Subsidiary, for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided that (i) any such Indebtedness owing by the Company or any Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, and (ii) if as of any date any Person other than the Company or a Restricted Subsidiary acquires any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien), such acquisition or holding shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

(5) Permitted Refinancing Indebtedness;

(6) the Incurrence by Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided that, if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness that is not permitted by this clause (6);

(7) Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Leased Obligations Incurred to acquire rights of use in, Productive Assets, as applicable, and, in any such case, Incurred prior to or within 180 days after the construction, acquisition, improvement or leasing of the subject assets, not to exceed the greater of (i) $75 million and (ii) 4.0% of Consolidated Net Tangible Assets in aggregate principal amount outstanding at any time (including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (7) for all of the Company and its Restricted Subsidiaries);

(8) Hedging Obligations and Interest Swap Obligations entered into not as speculative Investments but as hedging transactions designed to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates in connection with Indebtedness otherwise permitted hereunder or against exchange rate risk or commodity pricing risk;

(9) Indebtedness of the Company or any Restricted Subsidiary arising in respect of performance bonds, completion guarantees and similar arrangements (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business; provided, that such Indebtedness shall be Incurred solely in connection with the development, construction, improvement or enhancement of assets useful in the business of the Company and its Restricted Subsidiaries or the development, improvement or enhancement of the operations of the Company and its Restricted Subsidiaries;

(10) Indebtedness of the Company or any Restricted Subsidiary arising in respect of letters of credit, bankers’ acceptances, worker’s compensation claims, payment obligations in connection with self-insurance or similar obligations surety bonds and appeal bonds (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business, in amounts and for the purposes customary in such Person’s industry;

(11) the guarantee by a Guarantor of Indebtedness of the Company or of any other Guarantor, or the guarantee by a Restricted Subsidiary of senior Indebtedness of the Company or another Restricted Subsidiary, provided such Indebtedness was outstanding on the Initial Issue Date or was, at the time it was incurred, permitted to be incurred by the Company or such Guarantor or Restricted Subsidiary under the Indenture; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee may only be incurred by a Guarantor and shall be subordinated to the Notes to the same extent as the Indebtedness guaranteed;

(12) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (12);

(13) Indebtedness in an amount not to exceed $50 million under a junior pay-in-kind note incurred in order to redeem or repurchase Capital Stock of the Company upon a final determination by any Gaming Authority of the unsuitability of a holder or beneficial owner of Capital Stock of the Company or upon any other requirement or order by any Gaming Authority having jurisdiction over the Company prohibiting a holder from owning, beneficially or otherwise, the Company’s Capital Stock, provided that the Company has used its reasonable efforts to effect a disposition of such Capital Stock to a third party and has been unable to do so; provided further that such junior pay-in-kind note:

(a) is expressly subordinated to the Notes,

(b) provides that no installment of principal matures (whether by its terms, by optional or mandatory redemption or otherwise) earlier than three months after the maturity of the Notes,

(c) provides for no cash payments of interest, premium or other distributions earlier than six months after the maturity of the Notes and provides that all interest, premium or other distributions may only be made by distributions of additional junior pay-in-kind notes, which such in-kind distributions shall be deemed Permitted Indebtedness, and

(d) contains provisions whereby the holder thereof agrees that prior to the maturity or payment in full in cash of the Notes, regardless of whether any insolvency or liquidation has occurred against any Obligor, such holder will not exercise any rights or remedies or institute any action or proceeding with respect to such rights or remedies under such junior pay-in-kind note;

(14) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary otherwise permitted by the Indenture;

(15) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

(16) guarantees incurred in the ordinary course of business supporting obligations of suppliers, lessees and vendors;

(17) Acquired Debt and any other Indebtedness incurred to finance a merger, consolidation or other acquisition; provided that (x) immediately after giving effect to the incurrence of such Acquired Debt and such other Indebtedness, as the case may be, on a pro forma basis as if such incurrence (and the related merger, consolidation or other acquisition) had occurred at the beginning of the applicable four-quarter period, the Company’s Consolidated Coverage Ratio would be greater than the Company’s Consolidated Coverage Ratio immediately prior to such merger, consolidation or other acquisition and (y)(i) in the case of Acquired Debt, has a Weighted Average Life to Maturity equal to or greater than three years and (ii) in the case of any such other Indebtedness, has a final maturity at least 91 days after the Stated Maturity of the Notes and has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Notes;

(18) Indebtedness, Disqualified Capital Stock or preferred stock in an aggregate principal amount (or accreted value or, in the case of Disqualified Capital Stock, maximum fixed redemption or repurchase price, as applicable) outstanding under this clause (18) as of any date of Incurrence, including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness, Disqualified Capital Stock or preferred stock Incurred or issued pursuant to this clause (18), not to exceed the greater of (i) $100 million and (ii) 5% of Consolidated Net Tangible Assets; and

(19) Indebtedness, Disqualified Capital Stock or preferred stock of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described under “Legal Defeasance and Covenant Defeasance.”

For purposes of this definition, it is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any incurrence of Permitted Indebtedness which is based upon or made in reliance on a computation based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

Notwithstanding any other provision of this covenant, a guarantee of Indebtedness of the Company or of Indebtedness of a Restricted Subsidiary will not constitute a separate incurrence, or amount outstanding, of Indebtedness so long as the Indebtedness so guaranteed was incurred in accordance with the terms of the Indenture.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) of such definition or is entitled to be Incurred pursuant to the second paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the second paragraph hereof. The Company may reclassify such Indebtedness from time to time in its sole discretion and may classify any item of Indebtedness in part under one or more of the categories of Permitted Indebtedness and/or in part as Indebtedness entitled to be Incurred pursuant to the second paragraph of this covenant.

Accrual of interest or dividends, the accretion of principal amount or dividends, the amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or the payment of dividends on any Disqualified Capital Stock or preferred stock in the form of additional Disqualified Capital Stock or preferred stock with the same terms will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock or preferred stock for purposes of this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Capital Stock or preferred stock for purposes of determining compliance with this covenant. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens.

No Obligor will, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Initial Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

(1) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guarantees, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds, that is senior in priority to such Lien, for so long as such Indebtedness is secured by such Lien; and

(2) in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

No Restricted Subsidiary will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock;

(2) make loans or advances to or pay any Indebtedness or other obligations owed to the Company or to any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company or to any Restricted Subsidiary (each such encumbrance or restriction in clause (1), (2) or (3), a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order, including any Gaming Law, or as otherwise required by any Gaming Authority;

(b) the Indenture, the Notes and the Guarantees and other Indebtedness, Disqualified Capital Stock or preferred stock of the Company or any Restricted Subsidiary ranking pari passu in right of payment with the Notes; provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture, the Notes and the Guarantees in the good faith judgment of the Company;

(c) customary non-assignment provisions and restrictions on subletting in any contract, license or lease of the Company or any Restricted Subsidiary entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

(d) any instrument governing Acquired Debt Incurred in connection with an acquisition by any Obligor or Restricted Subsidiary in accordance with the Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets, including directly-related assets, such as accessions and proceeds so acquired or leased;

(e) any restriction or encumbrance contained in contracts for the sale of Equity Interests of any Subsidiary or assets of the Company or any Restricted Subsidiary to be consummated in accordance with the Indenture solely in respect of Equity Interests (or assets of such Restricted Subsidiary) or assets to be sold pursuant to such contract;

(f) any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that is permitted by the Indenture to be Incurred;

(g) any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable (taken as a whole) to the holders of the Notes in the good faith judgment of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

(h) agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Initial Issue Date, including the Bank Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that, in the good faith judgment of the Company, the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture, taken as a whole;

(i) any restriction imposed by Indebtedness incurred under the Credit Facilities; provided that such restriction or requirement is no more restrictive taken as a whole than that imposed by the Bank Credit Agreement as of the Initial Issue Date;

(j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements not prohibited by the Indenture;

(k) any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(l) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(m) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(n) any instruments or agreements governing Indebtedness of Restricted Subsidiaries that are not Guarantors permitted to be incurred under the provisions of the covenant described above under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements, which restriction or encumbrance is not applicable to any Person, or the properties of any Person, other than the non-Guarantor Restricted Subsidiaries obligated in respect of such Indebtedness; or

(o) replacements of restrictions imposed pursuant to clauses (a) through (n) that are no more restrictive than those being replaced.

Merger, Consolidation or Sale of Assets.

The Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person unless:

(1) either

(a) in the case of a consolidation or merger, the Company, or any successor thereto, is the surviving or continuing corporation, or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and its Subsidiaries, taken as a whole, (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2) in the event that such transaction involves (a) the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries Incurred in connection with or as a result of such transaction as having been Incurred at the time of such transaction) and/or (b) the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction), then immediately after giving effect to such Incurrence and/or assumption under clauses (a) and (b), (i) the Company, or any such other Person assuming the obligations of the Company through the operation of clause (1)(b) above, could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Consolidated Coverage Ratio of the Company (or such other Person assuming the obligations of the Company through the operation of clause (1)(b) above) is no less than the Company’s Consolidated Coverage Ratio immediately prior to such transaction or series of transactions;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) the Company or such other Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding clause (2) or (3) above:

(a) any Guarantor may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to another Guarantor; and

(b) the Company or any Subsidiary may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of the Company or such Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation or merger or any transfer of all or substantially all the assets of the Company and its Subsidiaries in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture.

No Guarantor may, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person (other than the Company or another Guarantor) unless:

(1) either

(a) in the case of a consolidation or merger, the Guarantor, or any successor thereto, is the surviving or continuing corporation, or

(b) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Guarantor and its Subsidiaries, taken as a whole, (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee on the terms set forth in the Indenture;

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(3) the Company or such other Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

This section includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries (or a Guarantor and its Subsidiaries) taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company or its Subsidiaries (or a Guarantor and its Subsidiaries) dispose of less than all their assets by any means described above, the application of the covenant described in this section may be uncertain.

Transactions with Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms that are no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arm’s-length basis from a Person that is not such an Affiliate;

(2) with respect to any Affiliate Transaction involving aggregate consideration of $20 million or more to the Company or such Restricted Subsidiary, a majority of the disinterested members of the Board of the Company (and of any other affected Restricted Subsidiary, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have approved such Affiliate Transaction, as evidenced by a resolution of its Board; and

(3) with respect to any Affiliate Transaction involving value of $30 million or more to the Company or such Restricted Subsidiary, the Board of the Company or such Restricted Subsidiary shall have received prior to the consummation of any portion of such Affiliate Transaction, a written opinion from an independent investment banking, valuation, accounting or appraisal firm of recognized national standing that such Affiliate Transaction is on terms that are fair to the Company or such Restricted Subsidiary from a financial point of view.

The foregoing restrictions will not apply to:

(1) reasonable fees, compensation and benefit arrangements (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or its Subsidiaries as determined in good faith by the Board or senior management;

(2) any transaction solely between or among the Company and any of its Restricted Subsidiaries;

(3) any Restricted Payment permitted by the terms of the covenant described above under the heading “— Certain Covenants — Restricted Payments” or any Permitted Investment;

(4) sales of Equity Interests (other than Disqualified Capital Stock) to any of the Company’s Affiliates;

(5) the pledge of the Equity Interests of Unrestricted Subsidiaries or joint ventures to support the Indebtedness thereof;

(6) any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one or more of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of the Company or its Restricted Subsidiaries, on the other hand;

(7) transactions pursuant to agreements existing on the Initial Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement (taken as a whole) is not more disadvantageous to the Company or any of its Restricted Subsidiaries than the respective agreement existing on the Initial Issue Date; or

(8) management agreements (including tax management arrangements arising out of, or related to, the filing of a consolidated tax return) entered into by the Company or any Restricted Subsidiary, on the one hand, and an Unrestricted Subsidiary or other entity, on the other hand, pursuant to which the Company or such Restricted Subsidiary controls the day-to-day gaming operations of such entity, if a majority of the disinterested members of the Board of the Company shall have approved such agreements.

Additional Subsidiary Guarantees.

The Company shall cause (i) any Material Restricted Subsidiary that is not a Guarantor and (ii) any Subsidiary that is not a Guarantor that becomes a guarantor under the Bank Credit Agreement after the Initial Issue Date, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Lines of Business.

The Obligors will not engage in any lines of business other than the Core Businesses and any Related Business except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Reports.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes, with a copy to the Trustee:

(1) all quarterly and annual financial information that would be required to be contained in a filing or filings by the Company with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm, and

(2) all current reports that would be required to be filed by the Company with the SEC on Form 8-K if the Company were required to file such reports, in each case within 15 days of the time periods such filings would be due as specified in the SEC’s rules and regulations (including any grace period or extension permitted by the SEC).

In addition, the Company will file such information with the SEC to the extent the SEC is accepting such filings. The Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to the prospective investors, upon their reasonable request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Indenture permits the Company to deliver the consolidated reports or financial information of the Company to comply with the foregoing requirements.

Events of Default and Remedies

Each of the following constitutes an Event of Default:

(1) default for 30 days in the payment when due of interest (including any Additional Interest) on the Notes or the Guarantees;

(2) default in payment of the principal of or premium, if any, on the Notes or the Guarantees when due and payable, at maturity, upon acceleration, redemption or otherwise;

(3) subject to the third paragraph from the end of this “— Events of Default and Remedies” section, failure by any Obligor to comply with any of its other agreements in the Indenture, the Notes or the Guarantees for 60 days after written notice to the Company by the Trustee or by holders of not less than 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Obligor (or the payment of which is guaranteed by any Obligor) whether such Indebtedness or guarantee now exists, or is created after the Initial Issue Date, which default:

(a) is caused by a failure to pay principal of such Indebtedness at the stated final maturity thereof prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or

(b) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 20 business days of receipt by such Obligor of such notice)

and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

(5) failure by any Obligor to pay final judgments aggregating in excess of $50 million, net of any applicable insurance, the carrier or underwriter with respect to which has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(6) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary) occurs and is continuing, then and in every such case, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and Additional Interest, if any, and premium, if any, on all the Notes and Guarantees then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by holders) specifying the Event of Default and that it is a “notice of acceleration” and, upon delivery of such notice, the principal amount, together with any accrued and unpaid interest and Additional Interest, if any, and premium, if any, on all Notes and Guarantees then outstanding will become immediately due and payable. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary, the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any Person. Holders of the Notes may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Notwithstanding clause (3) of the first paragraph above or any other provision of the Indenture, any failure to perform, or breach of, any covenant or agreement pursuant to “— Certain Covenants — Reports,” shall not be a Default or an Event of Default until the 121st day after the Company has received the notice referred to in clause (3) of the first paragraph above (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Prior to such 121st day, remedies against the Company for any such failure or breach will be limited to Additional Interest at a rate per year equal to 0.25% of the principal amount of the Notes from the 60th day following such notice to and including the 120th day following such notice.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes or the Guarantees.

The Company will be required to deliver to the Trustee annually statements regarding compliance with the Indenture.

No Personal Liability of Directors, Officers, Employees or Stockholders

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of any Obligor (or of any stockholder of the Company), in such capacity, will have any liability for any obligations of any Obligor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Obligations of the Company and the Guarantors under the Indenture, the Notes and the Guarantees will terminate (other than certain Obligations that by their terms survive such termination) and will be released upon payment in full of all the Notes issued under the Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees and cure all then existing Events of Default with respect to the Notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(b) since the Initial Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the conditions described above under the captions; “— Repurchase at the Option of Holders — Change of Control” and “Option of Holders — Asset Sales”);

(8) contractually subordinate the Notes or the Guarantees to any other Indebtedness; or

(9) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without notice to or the consent of any holder of Notes, the Obligors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the Obligors’ obligations to holders of Notes in the case of a merger, consolidation or disposition of all or substantially all assets, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities, to allow any Guarantor to execute a Guarantee with respect to the Notes, to evidence and provide for the acceptance of an appointment of a successor trustee, to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture or to conform the Indenture, the Notes, or the Guarantees to this “Description of the Notes.”

In addition, any amendment which releases any Guarantor from its obligations under any Guarantee (except as specified in the Guarantee release provisions contained in the Indenture prior to any such amendment) will require the consent of the holders of at least 66% in aggregate principal amount of the Notes then outstanding, if such amendment would adversely affect the rights of holders of Notes. The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Each party to the Indenture waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, or in connection with, the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption (and all conditions to such redemption having been satisfied or waived) or otherwise, or will become due and payable within one year, or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(3) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Upon compliance with the foregoing, the Trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Company’s obligations under the Notes and the Indenture.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue in certain circumstances or resign. The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. However, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of another Person and any of such other Person’s Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person’s Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person whether or not such Indebtedness is Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to additional interest described under the heading “Exchange Offer; Registration Rights.”

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person. For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative of the foregoing. None of the initial purchasers of the Notes nor any of their respective Affiliates shall be deemed to be an Affiliate of any Obligor or of any of their respective Affiliates.

“Applicable Premium” means with respect to any Note on any redemption date, as determined by the Company, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at April 15, 2015 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Note through April 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Acquisition” means:

(1) an Investment by any Obligor in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or shall be merged into or with any Obligor or Restricted Subsidiary of an Obligor, or

(2) the acquisition by any Obligor of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a “disposition”) by any Obligor (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

(1) any property or assets of any Obligor (other than Capital Stock of any Unrestricted Subsidiary) to the extent that any such disposition is not in the ordinary course of business of such Obligor; or

(2) any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary), other than, in both cases:

(a) any sale, lease, conveyance, transfer or other disposition (including by liquidation) to the Company,

(b) any sale, lease, conveyance, transfer or other disposition (including by liquidation) to any Obligor or Restricted Subsidiary,

(c) any disposition that constitutes a Restricted Payment or a Permitted Investment that is made in accordance with the covenant described above under the caption “— Certain Covenants — Restricted Payments,”

(d) any transaction or series of related transactions (including, without limitation, the sale of Equity Interests in a Restricted Subsidiary) resulting in Net Cash Proceeds to such Obligor of less than $25 million,

(e) any transaction that is consummated in accordance with the covenant described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets,”

(f) the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof,

(g) any Permitted Lien or any other pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by the Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets,

(h) a disposition of assets constituting a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants — Restricted Payments,”

(i) transfers of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries,

(k) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries,

(l) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary,

(m) the sale or other disposition of cash or Cash Equivalents,

(n) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or any comparable or successor provision, any exchange of like property for use in a Core Business or Related Business,

(o) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture, or

(p) any leases of retail, restaurant or entertainment venues and other similar spaces within a Casino.

“Bank Credit Agreement” means the credit facility provided to the Company pursuant to the Credit Agreement, dated as of April 14, 2011, as amended, by and among the Company, the financial institutions from time to time named therein, Deutsche Bank Trust Company Americas, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Bank of America, N.A., as Syndication Agent, Commerzbank AG New York Branch, as Documentation Agent, JPMorgan Chase Bank, N.A., as Documentation Agent and U.S. Bank National Association, as Documentation Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors or other purchasers), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time whether or not with the same agent, trustee, representative, lenders, investors or debt holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Bank Credit Agreement” shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Bank Credit Agreement or their affiliates.

“Board” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors (or any committee thereof duly authorized to act on behalf of such board) or other similar governing body of the controlling general partner of the partnership; (3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing member, members or managers thereof; and (4) with respect to any other Person, the board or committee or other body of such Person serving a similar function.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, an obligation of such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) Government Securities;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof by the Company or any Restricted Subsidiary and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) certificates of deposit, eurodollar time deposits or bankers acceptances maturing within 12 months from the date of acquisition thereof by the Company or any Restricted Subsidiary and issued by, and overnight bank deposits with, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, at the date of acquisition of the applicable Cash Equivalent, combined capital and surplus of not less than $500 million;

(4) repurchase obligations with a term of not more than seven days after the date of acquisition thereof by the Company or any Restricted Subsidiary for underlying securities of the types described in clauses (1), (2), (3) and (5) hereof, entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P on the date of acquisition thereof by the Company or any Restricted Subsidiary;

(6) debt obligations of any corporation maturing within 12 months after the date of acquisition thereof by the Company or any Restricted Subsidiary, having a rating of at least “P-1” or “Aa” from Moody’s or “A-1” or “AA” from S&P on the date of such acquisition; and

(7) mutual funds and money market accounts investing at least 90% of the funds under management in instruments of the types described in clauses (1) through (6) above and, in each case, maturing within the period specified above for such instrument after the date of acquisition thereof by any Obligor or Restricted Subsidiary.

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or a Guarantor and other than a transaction where the holders of the Capital Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Capital Stock of the acquiring person;

(2) the adoption, or, if applicable, the approval of any requisite percentage of the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares).

“Consolidated Coverage Ratio” means, with respect to any Person on any Determination Date, the ratio of:

(1) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available; to

(2) Consolidated Interest Expense during such period;

provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect (including a pro forma application of the net proceeds therefrom, if applicable), as of the beginning of the applicable period, to any Asset Acquisition, Incurrence, repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, Asset Sale, designation of an Unrestricted Subsidiary as a Restricted Subsidiary or designation of a Restricted Subsidiary as an Unrestricted Subsidiary, at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

(1) attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the applicable Determination Date had been the applicable rate for the entire period (except that such interest on Indebtedness, to the extent covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements);

(2) attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period; or

(3) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

It is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any action taken or not taken in compliance with a covenant in the Indenture which is based upon or made in reliance on a computation of the Consolidated Coverage Ratio by the Company based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

For purposes of calculating Consolidated EBITDA and Consolidated Interest Expense of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the “Measurement Period”), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA and Consolidated Interest Expense,

(1) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period;

(3) if the Company or any Restricted Subsidiary shall have in any manner:

(a) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, or

(b) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall give effect to any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the 12-month period following the consummation of the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (regardless of whether those expense or cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto), provided that such adjustments are set forth in an officer’s certificate signed by the chief financial officer or chief accounting officer of the Company which states (A)the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith belief of the Company at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to the Indenture; and

(4) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(1) the Consolidated Net Income of such Person for such period, plus

(2) to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

(a) all income taxes, franchise taxes or similar taxes or taxes based on profits or capital (including any penalties and interest related to such taxes or arising from any tax examinations) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business),

(b) the Consolidated Interest Expense of such Person for such period,

(c) the amortization expense (including the amortization of deferred financing charges) and any amortization or write-off of goodwill or other intangible assets and depreciation expense for such Person and its Restricted Subsidiaries for such period,

(d) all other non-cash items (other than non-cash interest) of such Person or any of its Restricted Subsidiaries reducing such Consolidated Net Income for such period; provided that if any non-cash charges referred to in this clause (d) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid,

(e) any non-recurring costs or expenses of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person (including any restructuring expenses or charges) and any non-recurring adjustments necessary to conform the accounting policies of the acquired company or business to those of such Person,

(f) the amount of interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary to the extent paid by third parties, and

(g) any costs or expenses incurred by the Company or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Qualified Capital Stock of the Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Restricted Payments”, less

(3) (a) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and (b) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period, plus

(4) pre-opening expenses related to a Project.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, amortization or write-off of deferred financing costs, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations or Interest Swap Obligations); provided, however, that Consolidated Interest Expense shall not include either (x) amortization or write-offs of debt issuance costs and deferred financing costs (including without limitation related to the original issuance of the Notes or any financing consummated prior thereto), (y) any expensing of commitment and other financing fees or (z) write-offs relating to termination of interest rate swap arrangements related to the original issuance of the Notes or any financing consummated prior thereto; and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries, and

(4) the product of:

(a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock); provided that with respect to any series of preferred stock that did not pay cash dividends during such period but that is required to pay cash dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during the period of accrual for purposes of this clause (4); times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business;

(2) any net after-tax effect of extraordinary or non-recurring income or gains or losses, costs, charges or expenses, including from severance, relocation and curtailments or modifications to pension and post-retirement employee benefit plans;

(3) any after-tax effect of income (loss) from the early extinguishment, conversion or cancellation of debt, Interest Swap Obligations, Hedging Obligations or other derivative instruments;

(4) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(5) the effect of marking to market Interest Swap Obligations and Hedging Obligations permitted to be Incurred by clause (8) of Permitted Indebtedness;

(6) the cumulative effect of a change in accounting principles;

(7) any net income of any other Person if such other Person is not a Subsidiary and is accounted for by the equity method of accounting, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to a Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company due to the restrictions set forth in clause (8) below);

(8) solely for the purpose of determining the amount available for Restricted Payments under Section 3(a) of the first paragraph of the covenant described under “Certain Covenants — Restricted Payments,” any net income of any Restricted Subsidiary that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person except that:

(a) such Person’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash (or other property actually converted into cash) actually distributed or that could have been paid or distributed during such period to such Person as a dividend or other distribution (whether or not due to a waiver of such restriction), and

(b) such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction;

(9) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Initial Issue Date;

(10) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(11) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets;

(12) non-cash charges or expenses relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock plans and other equity compensation arrangements;

(13) any net unrealized gains and losses resulting from Hedging Obligations and the application of ASC Topic 815 will be excluded;

(14) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(15) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;

(16) the net income (but not loss) of any Unrestricted Subsidiary, except that the Company’s or any Restricted Subsidiary’s equity in the net income of any Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash (or other property actually converted into cash) actually distributed by such Unrestricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; and

(17) any fees, expenses, premiums and other charges in connection with the issuance of the Notes, the incurrence of Indebtedness under the Bank Credit Agreement, the Tender Offer, the transactions under the Stock Purchase Agreement or any other issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or other modification of any debt instrument, acquisition, investment or asset disposition.

“Consolidated Net Tangible Assets” means, as of any Determination Date, the total amount of assets that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently completed fiscal quarter for which financial statements are available, less the sum of (i) the goodwill, net, and other intangible assets and (ii) all current liabilities (other than any current portion of long-term Indebtedness), in each case as they would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently completed fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Core Businesses” means (a) the gaming, card club, racing, sports, entertainment, amusement, lodging, restaurant, retail operations, service station operations, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related parking, truck stop, transportation, retail and other facilities designed to enhance any of the foregoing and (b) any of the types of pre-existing businesses being operated on land acquired (whether by purchase, lease or otherwise) by an Obligor, or similar types of businesses conducted by such Obligor after such acquisition of land, and all other businesses and activities necessary for or reasonably related or incident thereto, provided that such land was acquired by such Obligor for the purpose, determined in good faith by the Company, of ultimately conducting a business or activity described in clause (a) above at some time in the future.

“Credit Facilities” means, with respect to any Obligor, one or more debt facilities (including, without limitation, the Bank Credit Agreement) or other financing arrangements (including without limitation commercial paper facilities or indentures) with any combination of banks, other lenders and other investors, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, indentures, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced, modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time by the same or different agent, trustee, representative, lenders, investors or other debtholders. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Credit Facilities or their affiliates.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Determination Date” means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

“Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event (other than a Change of Control), is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the sole option of the holder (except upon a Change of Control) thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes. The “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which such “maximum fixed redemption or repurchase price” shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of the issuing Person.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Person organized under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Qualified Capital Stock.

“Event of Default” means the occurrence of any of the events described under the caption “— Events of Default and Remedies,” after giving effect to any applicable grace periods or notice requirements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time; provided that, except as otherwise specifically provided by the terms of applicable provisions and related definitions, all calculations made for purposes of determining compliance with the terms of the Indenture shall utilize GAAP as in effect as of the Initial Issue Date.

“Gaming Approval” means any governmental approval, license, permit, registration, qualification or finding of suitability relating to any gaming business, operation or enterprise.

“Gaming Authority” means any federal, state, local or tribal governmental authority with regulatory oversight of, authority to regulate or jurisdiction over any existing or proposed gaming business, operation or enterprise owned, managed or operated by any Obligor, including, but not limited to, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Liquor Board of Elko County, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, and the Indiana Gaming Commission.

“Gaming Laws” means all applicable provisions of all:

(1) constitutions, treaties, statutes or laws governing gaming operations (including, without limitation, card club casinos and pari-mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority,

(2) Gaming Approvals, and

(3) orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Global Note” means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depository Trust Company, or any other designated depositary.

“Government Securities” means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor or any Restricted Subsidiary.

“Guarantee” means a guarantee by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

“Guarantor” means each Material Subsidiary of the Company in existence on the Initial Issue Date, any future Material Restricted Subsidiary of the Company and any future Subsidiary that is a guarantor under the Bank Credit Agreement, in each case which has guaranteed the obligations of the Company arising under or in connection with the Notes as required by the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means all obligations of the Obligors or any Domestic Restricted Subsidiary that is not an Obligor arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.

“Incur” means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication, whether contingent or otherwise:

(1) any obligations for money borrowed;

(2) any obligation evidenced by bonds, debentures, notes or other similar instruments;

(3) Letter of Credit Obligations and obligations in respect of other similar instruments;

(4) any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations;

(5) Indebtedness of other Persons of the types described in clauses (1) through (4) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets;

(6) Indebtedness of other Persons of the types described in clauses (1) through (4) above, guaranteed by such Person or any of its Restricted Subsidiaries; and

(7) the net obligations of such Person under Hedging Obligations and Interest Swap Obligations,

provided that the amount of any Indebtedness outstanding as of any date will be (i) the accreted value thereof determined in conformity with GAAP, in the case of any Indebtedness issued with original issue discount or (ii) the principal amount thereof, together with an interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, “Indebtedness” shall not be construed to include trade payables, deferred payments in respect of services by employees, credit on open account, accrued liabilities, provisional credit, daylight overdrafts, including obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided that such obligation is extinguished within five business days of its incurrence), or similar items.

“Initial Issue Date” means April 14, 2011.

“Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

“Investment” by any Person means, without duplication, any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) (by means of transfers of cash or other property or services for the account or use of other Persons, other than a Permitted Lien under clause (15) of the definition of Permitted Liens);

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

(3) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for any assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

(4) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term “Investments” shall also exclude accounts receivable, extensions of trade credit and advances to customers and suppliers and commission, travel and similar advances to officers and employees to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined in good faith by management of the Company or the affected Restricted Subsidiary, as applicable, unless the fair market value of such Investment exceeds $20 million, in which case the fair market value shall be determined in good faith by the Board of such Person, as of the time such Investment is made or such other time as specified in the Indenture (in each case net of the amount of any dividends or distributions received by the Company or the affected Restricted Subsidiary from the entity in which such Investment is made, substantially concurrently with the making of such Investment). Unless otherwise required by the Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, writedowns or write-offs subsequent to the date such Investment is made with respect to such Investment.

“Letter of Credit Obligations” means Obligations of an Obligor arising under or in connection with letters of credit.

“Lien” means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Material Restricted Subsidiary” means any Subsidiary which is both a Material Subsidiary and a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia, other than a Non-Material Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor from such Asset Sale, net of:

(1) reasonable out-of-pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale; and

(4) appropriate amounts to be provided by any applicable Obligor, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by any applicable Obligor including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

“Non-Material Subsidiaries” means all Restricted Subsidiaries designated by the Company to the Trustee as Non-Material Subsidiaries; provided, that (i) no such Restricted Subsidiary may have assets (attributable to the Company’s and its Restricted Subsidiaries’ equity interest in such entity) having a fair market value in excess of $5 million and (ii) all such Restricted Subsidiaries may not in the aggregate at any time have assets (attributable to the Company’s and its Restricted Subsidiaries’ equity interest in such entity) constituting more than 2.0% of the Company’s Consolidated Net Tangible Assets based on the Company’s most recent internal financial statements.

“Non-Recourse Indebtedness” means Indebtedness of an Unrestricted Subsidiary

(1) as to which none of the Obligors:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(b) is directly or indirectly liable (as a guarantor or otherwise), or

(c) constitutes the lender, and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of any Obligor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

“Obligor” means the Company or any Guarantor.

“Paying Agent” means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

“Permitted Investments” means, without duplication, each of the following:

(1) Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

(2) Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated or liquidated into, or conveys substantially of all its assets to, an Obligor or a Restricted Subsidiary;

(3) Investments existing on, or made pursuant to binding commitments existing on, the Initial Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Initial Issue Date, provided, that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Initial Issue Date or (b) as otherwise permitted under the Indenture;

(4) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

(5) Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors, contract parties, lessees or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors, contract parties, lessees or customers or otherwise in settlement of a claim);

(6) Investments made as the result of non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Assets Sales”;

(7) Investments consisting of advances to (or guarantees of third party loans to) officers, directors and employees of the Company or a Restricted Subsidiary for travel, entertainment, relocation, purchases of Capital Stock of the Company or a Restricted Subsidiary permitted by the Indenture and analogous ordinary business purposes;

(8) Hedging Obligations and Interest Swap Obligations otherwise in compliance with the Indenture;

(9) any guarantee of Indebtedness permitted by the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) any Investments arising as a result of a foreclosure by the Company or a Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Capital Stock) of the Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under the first paragraph under the covenant described in “Certain Covenants — Restricted Payments;”

(12) to the extent constituting an Investment, licenses of patents, trademarks and other intellectual property rights granted by the Company or any of the Restricted Subsidiaries in the ordinary course of the business of such Person;

(13) to the extent constituting an Investment, repurchases of the Notes; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding (after giving effect to any such Investments that are returned to the Company or any Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (14) in such Person), not to exceed the greater of (i) $50 million and (ii) 2.5% of Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1) Liens in favor of the Company or Liens on the assets of any Guarantor so long as such Liens are held by another Obligor;

(2) Liens on property of a Person existing at the time such Person is acquired and becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition, merger or consolidation and do not extend to any assets other than those of the acquired Person or the Person merged into or consolidated with the Company or such Restricted Subsidiary, as applicable;

(3) Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

(4) Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by clause (7) of the definition of Permitted Indebtedness, attaching to or encumbering only the subject assets and directly related property such as improvements and proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, including Liens securing letters of credit issued in the ordinary course of business consistent with industry practice in connection therewith;

(6) Liens created by “notice” or “precautionary” filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary;

(7) Liens to secure Indebtedness (and customary obligations related thereto) permitted by clause (3) of the definition of Permitted Indebtedness;

(8) Liens existing on the Initial Issue Date (other than Liens described in clause (7) above);

(9) Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming Laws; provided that this clause (10) shall apply only so long as such Gaming Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (10) shall be of no further effect;

(11) Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by any Obligor in such margin stock is permitted by the Indenture;

(12) Liens securing Permitted Refinancing Indebtedness (and customary obligations related thereto); provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness (and customary obligations related thereto) and directly related property such as improvements and proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof, unless the Incurrence of such Liens is otherwise permitted under the Indenture;

(13) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to an Event of Default under paragraph (5) of the Events of Default;

(14) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations that are not yet delinquent, are bonded or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(15) easements, rights-of-way, zoning restrictions, reservations, covenants, encroachments and other similar charges or encumbrances in respect of real property which do not, individually or in the aggregate, materially interfere with the conduct of business by any Obligor;

(16) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred hereunder;

(17) Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or equipment;

(18) Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof;

(19) Liens of a collection bank under Section 4-210 of the Uniform Commercial Code on items in the course of collection and normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions;

(20) Liens in favor of the Trustee arising under the Indenture;

(21) Liens securing Interest Swap Obligations or Hedging Obligations that are permitted under the Indenture;

(22) Liens securing customary cash management obligations not otherwise prohibited by the Indenture;

(23) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(24) Liens on cash, Cash Equivalents and other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(25) grants of software and other technology licenses in the ordinary course of business; and

(26) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (i) $100 million and (ii) 5% of Consolidated Net Tangible Assets at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clause (1), (2), (3), (5), (7), (13), (17) or (18) of the definition of “Permitted Indebtedness” or Indebtedness Incurred under the Consolidated Coverage Ratio test in the covenant described above under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” (any such Indebtedness, “Existing Indebtedness”); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) and accrued interest of such Existing Indebtedness (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection therewith), except to the extent that the Incurrence of such excess is otherwise permitted by the Indenture;

(2) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness;

(3) if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded;

(4) such Permitted Refinancing Indebtedness shall be Indebtedness solely of an Obligor or a Restricted Subsidiary obligated under such Existing Indebtedness, unless otherwise permitted by the Indenture; and

(5) if the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded was incurred pursuant to clause (13) of the definition of Permitted Indebtedness, the Permitted Refinancing Indebtedness used to repay, redeem, extend, refinance, renew, replace, defease or refund such Indebtedness shall comply with the provisions of such clause (13).

“Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors as they are conducted on the date of the Asset Sale or on any other Determination Date and any Related Business.

“Project” means any new facility developed or being developed by the Company or one of its Restricted Subsidiaries and any expansion, renovation or refurbishment of a facility owned by the Company or one of its Restricted Subsidiaries which expansion, renovation or refurbishment is reasonably expected to cost $40 million or more.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Registrar” means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

“Related Business” means the gaming (including pari-mutuel betting) business and/or any and all businesses that in the good faith judgment of the Company are reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with the licensing approval of such Casino or Casinos) the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, “Restricted Subsidiary” means a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Industries, Inc., and its successors.

“Stock Purchase Agreement” means the Stock Purchase Agreement (including Annex A thereto) between the Company and the Estate of Craig H. Neilsen dated March 25, 2011.

“Significant Subsidiary” means any Obligor, other than the Company, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary,” with respect to any Person, means:

(1) any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors; and

(2) any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

If no referent Person is specified, “Subsidiary” means a Subsidiary of the Company.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2015; provided, however, that if the period from the redemption date to April 15, 2015 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of the Company as its Unrestricted Subsidiary pursuant to a Board resolution, but only to the extent that such Subsidiary:

(a) has, or will have after giving effect to such designation, no Indebtedness other than Non-Recourse Indebtedness;

(b) is not party to any agreement, contract, arrangement or understanding with any Obligor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Obligor than those that might be obtained at the time from Persons who are not Affiliates of such Obligor, or such agreement, contract, arrangement or understanding constitutes a Restricted Payment that is made in accordance with the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Permitted Investment, or an Asset Sale that is made in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(c) is a Person with respect to which none of the Obligors has any direct or indirect obligation (i) to subscribe for additional equity interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Obligor.

Any such designation by the Board of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under “— Restricted Payments.” If at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such time (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described above under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The Board of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of

Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described above under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” and, if applicable, calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period; and

(2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the Company’s calculations of the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into,

(2) the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY, DELIVERY AND FORM

DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered Note certificates will be issued in the aggregate principal amount of the Notes, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC’s participants (“Direct Participants”) deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

The ownership interest of each actual purchaser of Notes (each, a “Beneficial Owner”) is recorded on the Direct and Indirect Participants’ records. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as described below.

The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from an issuer on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of Ameristar or DTC or its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving us notice that it is unwilling or unable to continue as depository for the Notes, or if DTC ceases to be registered or in good standing under the Exchange Act or other applicable statute or regulation. In the event that a successor depository is not obtained within 90 days, Note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of an exchange of Outstanding Notes for Exchange Notes in the exchange offer and the acquisition,ownership, and disposition of Notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought by us with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to Notes that are held as capital assets (i.e., generally, property held for investment).

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment, such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in pass-through entities), former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons who hold the Notes as a hedge or other integrated transaction or who hedge the interest rate on the Notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax. In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax laws or the Medicare tax on certain investment income).

The U.S. federal income tax treatment of a person treated as a partner in an entity classified as a partnership for U.S. federal income tax purposes that holds the Notes generally will depend on such person’s particular circumstances and on the activities of the entity. Persons that are treated as partners in such entities should consult their own tax advisors regarding the consequences of acquiring, holding and disposing of the Notes.

Our obligation to pay you additional amounts in excess of the accrued interest and principal in certain circumstances (such as in the event that we had failed to comply with certain filing requirements as described under “Exchange Offer; Registration Rights”) may have implicated the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies, in the aggregate, are “remote” or are considered to be “incidental.” We have taken the position that, as of the issue date, the foregoing contingency was remote and/or incidental.  However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a Note to be treated as ordinary income, rather than capital gain. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. The remainder of this discussion assumes that the Treasury Regulations relating to “contingent payment debt instruments” are not applicable. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER OTHER FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•              an individual who is a citizen or resident of the United States;

•              a corporation (or other business entity treated as a corporation) created or organized  under the laws of the United States or any state thereof or the District of Columbia;

•              an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•              a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” that is a beneficial owner of the Notes that, for U.S. federal income tax purposes, is an individual, corporation, estate, or trust  and is not a U.S. holder.

Exchange Offer

The exchange of Outstanding Notes for Exchange Notes will not constitute a taxable exchange. As a result, (1) holders will not recognize a taxable gain or loss as a result of exchanging such holder’s Outstanding Notes for Exchange Notes; (2) the holding period of the Exchange Notes will include the holding period of the Outstanding Notes exchanged therefor; and (3) the adjusted tax basis with respect to the Exchange Notes will be the same as the adjusted tax basis with respect to the Outstanding Notes exchanged therefor immediately before such exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Stated Interest

Interest on the Notes will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting (except with respect to pre-issuance accrued interest, which is discussed below).

Pre-Issuance Accrued Interest

A portion of a U.S. Holder’s purchase price for the OutstandingNotes should have been be allocated to interest that accrued prior to the date the Outstanding Notes were purchased (“pre-issuance accrued interest”). A U.S. Holder should exclude a corresponding portion of the first interest payment on the note from gross income and treat such portion as a return of the pre-issuance accrued interest. U.S. Holders should consult their tax advisors concerning the tax treatment of pre-issuance accrued interest.

Amortizable Bond Premium

If, immediately after purchasing  the Notes, a U.S. holder’s tax basis in the Notes exceeded the amount payable on  the Notes (other than payments of stated interest) after the purchase date of such notes, the Notes will be treated as having been acquired with “bond premium.” For this purpose, where an issuer has an option to call the notes at a premium to their stated principal amount, the amount payable on the Notes after the purchase date will be determined by reference to the call price (which will have the effect of reducing the amortizable bond premium or deferring the amortization).  A U.S. holder may elect to amortize such bond premium, in which case the amount required to be included in the U.S. holder’s income each year with respect to stated interest on the Notes will be reduced by the amount of amortizable bond premium allocable (based on the Notes’ yield to maturity) to that year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from the gross income for United States federal income tax purposes) held by a U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS. If a holder does not elect to amortize bond premium, any bond premium on the Notes will decrease any gain or increase any loss a holder may otherwise recognize on disposition of the Notes.

Market Discount

A Note that is acquired for an amount that is less than its revised issue price by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, the Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the Notes will accrue ratably over the remaining term of the Notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a Note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS. U.S. holders that acquired a Note with market discount should consult their tax advisors regarding the treatment of such market discount and the election to include market discount in income as it accrues.

Sale, Exchange or Other Taxable Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a Note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid stated interest, which will be taxable as interest to the extent not previously included in income by the holder) and (2) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will be equal to the holder’s cost therefor. Gain or loss realized on the sale, redemption, retirement or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of disposition the U.S. holder has held the Note for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the Notes will be subject to backup withholding with respect to interest on the Notes, and the proceeds of a sale or other disposition of the Notes (including a redemption or retirement), at the applicable tax rate (currently 28%, which is currently scheduled to increase to 31% starting in 2013), unless such holder (a) is an entity that is exempt from backup withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption”, a non-U.S. holder will generally not be subject to U.S. federal withholding tax on payments of interest on the Notes, provided that:

•              the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•              the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•              the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us; and

•              certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•              If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•              If a Note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•              If a financial institution or other intermediary that holds the Note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the Notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a Note is effectively connected with the conduct of that trade or business, the non-U.S. holder generally will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, Exchange or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a Note, unless:

•              the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or

•              the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (except as otherwise provided by an applicable income tax treaty) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity or other taxable disposition of the Notes in the same manner as a U.S. holder. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the Notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of interest if neither we nor our agent has actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale or other disposition of a Note (including a redemption or retirement) to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States, unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption.

Payment of the proceeds from a sale or other disposition of a Note (including a redemption or retirement) to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Legislation Involving Payments to Certain Foreign Entities

A 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, Notes paid to a foreign financial institution or to non-financial foreign entities (including in some instances, where the foreign financial institution or non-financial foreign entity is acting as an intermediary for another party), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

IRS administrative guidance provides that the withholding provisions described above will generally apply to payments of interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of notes on or after January 1, 2015.

Proposed Treasury Regulations provide that this withholding tax would not apply to notes issued before January 1, 2013 (and not materially modified after December 31, 2012).  However, the proposed regulations will not be effective until issued in final form, and there can be no assurance as to when those final regulations will be issued or as to the particular form that they might take.  Investors should consult their tax advisors regarding this legislation and the recently proposed regulations thereunder.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until December 13, 2012 all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by brokers-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the Outstanding Notes, commissions or concessions of any brokers or dealers and any transfer taxes relating to the sale or disposition of the Outstanding Notes or the Exchange Notes, and we will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for us by Gibson, Dunn & Crutcher LLP. We have also been advised as to certain matters relating to (i) the laws of the State of Nevada by Brownstein Hyatt Farber Schreck, LLP; (ii) the laws of the State of Iowa by Simpson, Jensen, Abels, Fischer & Bouslog, P.C.; (iii) the laws of the State of Mississippi and the laws of the State of Louisiana by Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P. ; (iv) the laws of the State of Missouri by SNR Denton US LLP; (v) the laws of the State of Colorado by Bryan Cave HRO; (vi) the laws of the State of Indiana by Bingham Greenebaum Doll LLP; and (vii) the laws of the Commonwealth of Massachusetts by Bacon Wilson, P.C.

EXPERTS

The consolidated financial statements of Ameristar Casinos, Inc. appearing in Ameristar Casinos, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Ameristar Casinos, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements and Ameristar Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$240,000,000

Ameristar Casinos, Inc.

Exchange Offer for All Outstanding

7.50% Senior Notes due 2021

(CUSIP Nos. 03070Q AP6 and U02677 AF6)

for new

7.50% Senior Notes due 2021

that have been registered under the Securities Act of 1933

November 2, 2012